UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Catalyst Health Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Catalyst Health Solutions, Inc. The meeting will be held at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on June 4, 2012, at 9:00 a.m. Eastern Standard Time.

The Notice of Annual Meeting of Shareholders and the Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on our operations. Our directors and officers, as well as a representative of PricewaterhouseCoopers LLP, our independent registered public accounting firm, will be available to respond to appropriate questions from shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote promptly on the Internet, by telephone or by mailing a proxy card. You may also vote in person at the meeting even if you had previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

DAVID T. BLAIR

Chairman and Chief Executive Officer

CATALYST HEALTH SOLUTIONS, INC.

800 King Farm Boulevard

Rockville, Maryland 20850

NOTICE OF

2012 ANNUAL MEETING OF SHAREHOLDERS

The 2012 Annual Meeting of Shareholders of Catalyst Health Solutions, Inc. (the “Company”) will be held at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on June 4, 2012, at 9:00 a.m. Eastern Standard Time for the following purposes:

1.	To elect three directors to the class of directors with a term expiring at the annual meeting of shareholders in 2015 and until their successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To provide shareholders with an advisory vote to approve named executive officer compensation (the “Say on Pay Vote”); and

4.	To transact any other business that may properly come before the meeting.

The proxy statement more fully describes these proposals. The Board of Directors is not aware of any other business to come before the meeting.

Shareholders of record at the close of business on April 9, 2012, the record date, are entitled to vote at the Annual Meeting and any adjournment(s) or postponement(s) of that meeting.

We hope that you will vote your shares as soon as possible. The Board of Directors is soliciting your proxy to vote on your behalf at the meeting. You may vote by giving your proxy via the Internet, by telephone or by returning by mail the enclosed proxy card. If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to vote your shares. You may also vote in person at the meeting. Your proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

BENJAMIN R. PRESTON

Corporate Secretary

Rockville, Maryland

April 25, 2012

YOUR VOTE IS IMPORTANT. The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum.

PROXY STATEMENT

OF

CATALYST HEALTH SOLUTIONS, INC.

2012 ANNUAL MEETING OF SHAREHOLDERS

June 4, 2012

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors to be voted at our 2012 Annual Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on June 4, 2012, at 9:00 a.m. Eastern Standard Time. This proxy statement and the enclosed proxy card are first being mailed to shareholders on or about April 25, 2012. As used in this proxy statement, “we,” “us,” “our,” “Catalyst Health Solutions” or the “Company” refers to Catalyst Health Solutions, Inc., a Delaware corporation.

IMPORTANT NOTICE

REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 4, 2012

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, we are now posting our proxy materials on the Internet free of charge at www.proxyvote.com, in addition to mailing a full set of materials. Our proxy materials include this proxy statement, proxy card and our 2011 Annual Report, which includes our annual report on Form 10-K for the year ended December 31, 2011.

VOTING & PROXY PROCEDURE

Who Can Vote

You are entitled to vote your shares of Catalyst Health Solutions common stock if our records show that you held your shares as of the close of business on April 9, 2012. As of the close of business on that date, 50,598,145 shares of our common stock were outstanding. Each share of common stock is entitled to one vote.

Attending the Meeting

If you are a beneficial owner of our common stock held by a broker, bank or other nominee, which is referred to as being held in “street name,” you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your bank or broker are examples of proof of ownership. If you want to vote your shares of our common stock held in street name in person at the meeting, you must obtain a written proxy or vote authorization in your name from the broker, bank or other nominee who holds your shares. Directions to attend the meeting may be obtained by calling The Ritz Carlton at (703) 506-4300, or looking up the address for 1700 Tysons Boulevard, McLean, Virginia, 22102.

Voting

Quorum

A quorum consisting of a majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Votes Required to Approve Each Proposal

In voting on Proposal 1 regarding the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors will be elected by a plurality of the votes cast for the election of directors in the applicable class of directors. This means that the nominees for election as directors in a particular class of directors receiving the greatest number of votes will be elected in that class. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on Proposal 2 regarding the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast on the matter.

In voting on Proposal 3 regarding the advisory vote to approve named executive officer compensation (the “Say on Pay Vote”), you may vote in favor of the proposal, vote against the proposal or abstain from voting. Approval of the Company’s named executive officer compensation requires the affirmative vote of a majority of the votes cast on the matter.

How to Vote

This proxy statement is being sent to you on behalf of our Board of Directors for the purpose of requesting that you vote your shares at the Annual Meeting. We encourage you to vote promptly. All shareholders who are entitled to vote on the matters that come before the Annual Meeting have the opportunity to do so whether or not they attend the meeting in person.

If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to vote your shares. Your bank or broker may allow you to deliver your voting instructions via the telephone or the Internet.

If you are a registered shareholder and are unable to attend the Annual Meeting, you may give us your proxy to vote using any of the following methods:

•	by mail—by marking, dating and signing the enclosed proxy card and returning it promptly by mail in the enclosed postage-paid envelope.

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by telephone—by calling the toll-free number 1-800-690-6903 from any touchtone telephone within the United States and Canada. Please have your proxy card available when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Telephone voting facilities will be available 24 hours a day until 11:59 p.m. Eastern Standard Time on June 3, 2012, the day before the Annual Meeting.

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by the Internet—by accessing www.proxyvote.com and following the on-screen instructions. Please have your proxy card available when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. Internet voting facilities will be available 24 hours a day until 11:59 p.m. Eastern Standard Time on June 3, 2012, the day before the Annual Meeting.

Giving us your proxy will allow your shares to be represented and voted in accordance with your instructions at the Annual Meeting by the persons named as proxies on the proxy card. All shares of our common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions. If you submit a valid proxy to us without giving voting instructions, your shares will be voted as recommended by our Board of Directors.

The Board of Directors recommends a vote FOR each of its nominees for director; FOR ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and FOR the advisory vote to approve named executive officer compensation (the “Say on Pay Vote”).

If any matters not described in this proxy statement are properly presented at the Annual Meeting, the persons named in the proxy card will use their own judgment to determine how to vote the shares represented by your proxy. If the Annual Meeting is postponed or adjourned, your shares may be voted by the persons named in the proxy card on the new meeting date as well, unless you have revoked your proxy. The Board of Directors do not know of any other matters to be presented at the meeting.

Changing or Revoking a Proxy

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must advise our Corporate Secretary in writing before your shares have been voted at the Annual Meeting, deliver a later-dated proxy or attend the meeting and vote your shares in person. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy. Communications to our Corporate Secretary should be mailed to the following address: Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850 Attention: Benjamin R. Preston, Corporate Secretary.

PROPOSAL 1—ELECTION OF DIRECTORS

As of January 1, 2012, our Board of Directors has seven members and is divided into three classes, two consisting of three directors, and one consisting of one director. The members of each class serve three-year terms that are staggered with the three-year terms of each of the other two classes such that one class of the Board is elected annually. On April 5, 2012, the Board of Directors reduced its size from eight to seven members, as a result of the resignation of Mr. Edward S. Civera, who served as a director through December 31, 2011.

The three nominees for the Board whose terms will expire in 2015 are Steven B. Epstein, Michael R. McDonnell and Dale B. Wolf, all of whom are current members of the Board. All three nominees have previously served for at least one full three-year term. The Board has determined that all three nominees are independent under the Nasdaq Stock Market requirements.

If any nominee is unable to serve, the persons named as proxies on the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote FOR the election of all of the nominees.

Directors & Executive Officers

The following table sets forth certain information with respect to the directors and nominees for director of the Company as of March 31, 2012.

Name	Age	Position	Director Since
Nominees for terms expiring in 2015
Steven B. Epstein	68	Director	2003
Michael R. McDonnell	48	Director	2005
Dale B. Wolf	57	Director	2003

Continuing directors whose terms expire in 2014
David T. Blair	42	Chairman & Chief Executive Officer	1999
Daniel J. Houston	50	Director	2005
Kenneth A. Samet	54	Director	2006

Continuing director whose term expires in 2013
William E. Brock	81	Director	2000

The following table sets forth certain information with respect to our executive officers who are not directors.

Name	Age	Position
Richard A. Bates	42	President and Chief Operating Officer
Timothy R. Pearson	44	EVP, Chief Financial Officer & Treasurer
Benjamin R. Preston	40	EVP, General Counsel & Corporate Secretary
Stephen R. Cunanan	48	SVP, Chief Human Resources Officer

Biographical Information of Nominees For Director (terms to expire in 2015)

Steven B. Epstein (Director since 2003) is a founding member of the law firm of Epstein Becker & Green, P.C., one of the first law firms to specialize in health care law when established in 1973, and which has since grown to over 250 attorneys in 10 cities. Mr. Epstein currently serves as the senior partner in the firm’s Washington, DC office. In 1972, prior to founding Epstein Becker & Green, Mr. Epstein was a legal consultant to the U.S. Department of Health, Education and Welfare (“HEW”). He currently serves on the Boards of Directors and Boards of Advisors of numerous health care and venture capital companies and educational institutions, including Team Health (NYSE: TMH) and Discovery Holdings Ltd. (JSE: DSY), a publicly held company in Johannesburg, South Africa. Mr. Epstein brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his founding of one of the leading health care law firms in the country.

•

Health care industry experience from his successful representation of health care clients in innumerable matters over 40 years, his service for HEW and his service on the Boards of numerous health care companies.

•	Economic policy and regulatory experience from his public service for HEW and his representation of clients in a Washington-based law firm for several decades.

•	Legal experience from his involvement in representing businesses, particularly in the health care market, for over 35 years.

Michael R. McDonnell (Director since 2005) is the Executive Vice President and Chief Financial Officer of Intelsat, S.A., a provider of diversified satellite services worldwide. Prior to taking this position in November 2008, Mr. McDonnell was the Chief Operating Officer and Chief Financial Officer of MCG Capital Corporation (Nasdaq: MCGC), a financial services company providing financing and advisory services to middle market companies, from 2006 to November 2008. From 2004 to 2006, Mr. McDonnell served as Executive Vice

President and Chief Financial Officer of MCG. From 2000 to 2004, Mr. McDonnell served as Chief Financial Officer of EchoStar Communications Corporation (Nasdaq: DISH), and from 1986 to 2000, he was with PricewaterhouseCoopers LLP, where he was admitted as a partner in 1996. Mr. McDonnell brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his broad experience in both participating in management of public companies and advising middle market companies.

•	Detailed operations and financial systems experience at a C-level management perspective from his service as Chief Operating Officer or Chief Financial Officer for other public companies.

•	Health care industry experience from his involvement as an independent director of Catalyst Health Solutions and head of the Audit Committee for 7 years.

•	Financial and accounting acumen from his 14 years in a leading public accounting firm and 12 years of service as a chief financial officer for three public companies.

Dale B. Wolf (Director since 2003) is the President and CEO of Jessamine Health Care, a Rockville, Maryland based company affiliated with GTCR Private Equity, focused on acquisitions in the health care market. Until January, 2009, he was the Chief Executive Officer and a member of the Board of Directors of Coventry Health Care, Inc. (NYSE: CVH). Prior to his appointment to that position in January 2005, Mr. Wolf served for eight years as Coventry’s Executive Vice President, Chief Financial Officer and Treasurer. His previously held positions include Executive Vice President of SpectraScan Health Services, Inc., a women’s health care services company and Senior Vice President, Business Development, of MetraHealth Companies, Inc., a managed health care company. Mr. Wolf was also Vice President, Specialty Operations, of the Managed Care and Employee Benefits Operations of The Travelers, an insurance company. Mr. Wolf is a Fellow of the Society of Actuaries. Mr. Wolf brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his various responsibilities in senior management for public health care and insurance companies.

•	Detailed operations and financial systems experience at a C-level management perspective from his service as Chief Executive Officer or Chief Financial Officer for other public companies.

•	Financial, accounting and actuarial acumen from his educational background and his many years in management of public health care and insurance related companies.

•

Diverse health care industry experience from his extensive work for different segments of the health care industry including managed care, insurance products, employee benefits, and women’s health care services, as well as his service as an independent director of Catalyst Health Solutions.

Biographical Information of Continuing Directors

Continuing Directors Whose Terms Expire in 2014

David T. Blair (Chief Executive Officer and Director since 1999; Chairman of the Board since 2012) is responsible for the overall management of Catalyst Health Solutions, including Catalyst Rx, its pharmacy benefit management subsidiary. Mr. Blair joined Catalyst Health Solutions in 1997 as Chief Financial Officer, where he initially developed its supplemental benefits division, which led to the Company’s public offering in 1999. Prior to Catalyst Health Solutions, Mr. Blair served in a financial role from 1995 to 1997 for United Payors & United Providers, Inc. where he contributed to the company’s initial public offering and several strategic acquisitions. In 1994, Mr. Blair co-founded the Continued Health Care Benefit Program, which was merged into United Payors & United Providers in 1995. On November 10, 2011, the Board of Directors appointed Mr. Blair as Chairman of the Board, effective as of January 1, 2012, succeeding Mr. Civera, who resigned as Chairman as of December 31, 2011. Mr. Blair brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his experience as Chief Financial Officer and Chief Executive Officer of Catalyst Health Solutions for over a decade.

•

His first-hand and extensive knowledge of growing a public pharmacy benefits management company over the last decade and his experience with strategic transactions in the pharmacy benefits management industry over the last 14 years.

•	Health care industry experience from his involvement in such companies since 1994.

•	Financial and accounting acumen from his educational background in public accounting and his service as a chief financial officer.

Daniel J. Houston (Director since 2005) is the President of Retirement, Insurance and Financial Services of Principal Financial Group (NYSE: PFG) since November, 2009, effective January, 2010. Mr. Houston has held several positions with the Principal Financial Group since 1984, including being named Regional Director of Group and Pension Sales in 1990, Regional Vice President in 1993, Vice President in 1997, Senior Vice President in 2000, Executive Vice President in 2006 and President, RIS in 2008. He serves on the board of directors for several entities that are affiliates of Principal Financial Group, including Principal Bank, Principal Advisors, Principal International, Inc., Principal Trust Company (Asia) Limited, Brasilprev, and Morley Financial Services. Mr. Houston also serves on the Boards of Employee Benefits Research Institute (EBRI), America’s Health Insurance Plans (AHIP), Mercy Medical Center, United Way of Central Iowa, and is on the Iowa State University Business School Dean’s Advisory Council. Mr. Houston brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his extensive experience as an executive of a large public diversified financial company.

•	Understanding the health care industry from his involvement as an independent director of Catalyst Health Solutions for the past 7 years.

•	Operations and corporate structure acumen from his educational background and his extensive service as a large public company executive.

•

His experience with ethics and governance from his position as chair of the Ethics, Governance and Nominating committee of Catalyst Health Solutions since 2005 and his service on the Iowa State University Business School Dean’s Advisory Council.

Kenneth A. Samet (Director since 2006) is the President & Chief Executive Officer of MedStar Health, Inc., the largest integrated health care delivery system in the Mid-Atlantic region. Mr. Samet has held several positions with MedStar Health since 2000, including President & Chief Operating Officer from 2003 to 2007 and Chief Operating Officer from 2000 to 2003. Mr. Samet was the President of Washington Hospital Center from 1990 to 2000, and from the mid-1980’s to 1990 he held a variety of executive leadership positions with the Medlantic Health Care Group, which merged with Helix Health in 1998 to create MedStar Health. In 1996, Mr. Samet was named the national Young Health Care Administrator of the Year by the American College of Health Care Executives. Mr. Samet served as a member of the Boards of the National Committee for Quality Health Care, the Capital Community Health Plan and the University of Maryland School of Nursing. He chaired the Board of the District of Columbia Hospital Association and has held leadership positions on the Boards of the Maryland Hospital Association and the American Hospital Association. Mr. Samet currently serves as a member of the Board of Directors of Georgetown University and is on the University of Michigan School of Public Health Dean’s Advisory Board. Mr. Samet brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his experience as a chief executive officer and chief operating officer for a large health care provider.

•

Health care industry experience from his involvement for more than two decades as an executive leader in the health care market, and his role as a director at health care companies, including Catalyst Health Solutions.

•	Detailed operations and corporate structural experience at a C-level management perspective from his service as Chief Executive Officer or Chief Operating Officer for other health care companies.

•	His extensive experience as a Board member, having served on Boards of public and private entities and for-profit and non-profit entities.

In reaching its nomination decisions, the Ethics, Governance & Nominating Committee considered the factors set forth in the Company’s “Guidelines for Consideration of Nominees to Serve on the Board of Directors,” including “the ability of a nominee to add to the Board’s existing strengths, based on such individual’s education, background, experience and skills.” The Committee and the Board consider these particular factors to reflect the Board’s desire to achieve experiential diversity on the Board, which the Board believes is critical to the continued success of the Company, especially in a rapidly changing business environment. In nominating Messrs. Blair, Houston and Samet, the Board noted that the personal and professional experiences each nominee has brought to the Board have particularly contributed to the richness and depth of the dialog at the Board and the soundness of its decision-making.

Continuing Director Whose Term Expires in 2013

William E. Brock (Director since 2000) is the founder and senior partner of The Brock Offices, a consulting firm specializing in international trade, investment and human resources. He is Senior Counselor for, and Trustee of, the Center for Strategic and International Studies in Washington, DC. A founder of the National Endowment for Democracy, he served as its Chairman from 1988 to 1991. From 1985 to 1987, he served as the United States Secretary of Labor, and from 1981 to 1985, he was the United States Trade Representative. Mr. Brock also served for eight years as a member of the United States House of Representatives and for six years as a member of the United States Senate. He was recognized by the The Wall Street Journal, among others, as one of the principal fathers of the Uruguay Round of Trade Negotiations and of its result, the World Trade Organization. Mr. Brock currently also serves as a director on the Boards of On Assignment, Inc. (Nasdaq: ASGN), Strayer Education, Inc. (Nasdaq: STRA) and Res-Care Inc. (Nasdaq: RSCR). Senator Brock brings the following experience, qualifications, attributes and skills to the Board:

•	General management and strategic planning experience from his decades of running businesses or serving in management or on boards of businesses.

•

Economic policy and regulatory experience from his decades of public service, including his service as a United States Senator, a member of the United States House of Representatives, the United States Trade Representative, and the United States Secretary of Labor.

•	Health care industry experience from his experience on the Board of Directors of Res-Care and Catalyst Health Solutions.

•

Human resource experience from his role as the United States Secretary of Labor and his founding of a consulting firm specializing in human resources. Recognized by The National Academy of Human Resources with its national award for outstanding lifetime leadership in the field of Human Development.

•	Financial acumen from his 52 years as an investor and his service as a public company director in several companies in diverse industries.

Biographical Information of Executive Officers Who Are Not Directors

Richard A. Bates joined Catalyst Health Solutions, Inc. in August 2009 as our Executive Vice President and was responsible for the management and direction of the following departments: Sales, Strategic Initiatives, Client Services, Marketing, Clinical Program Management, Corporate Clinical Pharmacy Services, Pharmacy Benefits and Pharmacy Administration, as well as Financial Business Operations. In June 2010, Mr. Bates was promoted to President and Chief Operating Officer and is now managing the Company’s overall operations to drive client retention, lead business development efforts, and deliver innovative products and services. He is responsible for Catalyst’s growth agenda, drives our organic growth efforts, and leads the mergers and acquisitions activities. Prior to joining Catalyst, Mr. Bates ran the specialty business division at Coventry Health Care where he was responsible for the behavioral health, dental, network rental and pharmacy businesses, along with business development for ancillary products and services. He has also been a senior executive at United Health Group, Cigna Corporation and Oxford Health Plans.

Timothy R. Pearson joined Catalyst Health Solutions in August 2011 as our Chief Financial Officer, Executive Vice President and Treasurer. Mr. Pearson leads all of the company’s financial activities, including financial and performance management, capital strategy and planning, investor relations, as well as corporate development. Prior to joining Catalyst Health Solutions, Inc., Mr. Pearson served as Chief Financial Officer and Executive Vice President of MedImmune, the global biologics business for AstraZeneca PLC, where he had functional responsibility for finance, information technology, strategic planning and governance, and was a member of MedImmune’s Executive Team. Mr. Pearson joined MedImmune in 1998 and prior to his promotion to CFO in 2007, was Vice President of Finance and Treasurer with responsibility for treasury, corporate finance, tax, risk management, Sarbanes-Oxley compliance, internal audit and equity plan administration. During his tenure at MedImmune, Mr. Pearson raised over $1.6 billion in debt and was a key leader in M&A transactions and related post acquisition integration, including the $500 million acquisition of U.S. Bioscience and the $1.6 billion acquisition of Aviron. Mr. Pearson was a founding officer and investment committee member of MedImmune Ventures and Chairman of MedImmune’s Business Excellence Team. Mr. Pearson, a Certified Public Accountant, holds dual Bachelor of Science degrees in Business Administration from the University of Delaware and Accounting from the University of Maryland, as well as a Master of Science degree in Finance from Loyola University.

Benjamin R. Preston has served as our Executive Vice President, General Counsel, and Corporate Secretary since March 1, 2012, leading the Company’s nationwide legal, compliance, regulatory and corporate governance functions. From May 2010 through February 2011, Mr. Preston served as our Vice President and Deputy General Counsel. Previously to joining Catalyst, Mr. Preston was a member of Womble Carlyle Sandridge & Rice PLLC practicing corporate and securities law from January 2009 through May 2010. Prior to that, he served as Senior Vice President, General Counsel and Secretary of RCN Corporation, a competitive cable television and telecommunications services provider from April 2006 through November 2008. Mr. Preston holds a J.D. from Georgetown University Law Center, an M.B.A. from Georgetown University, McDonough Graduate School of Business, and a B.A. from the University of Massachusetts-Amherst.

Stephen R. Cunanan joined Catalyst Health Solutions in August 2011 as our Chief Human Resources Officer. Mr. Cunanan leads the overall development and implementation of the Company’s human capital strategy, including talent acquisition, employee training, leadership development, compensation/benefits and employee engagement. Prior to joining Catalyst Health Solutions, Inc., Mr. Cunanan served as Human Resources Vice President for the Johnson & Johnson Consumer Group of Companies, Inc. and was a member of the Consumer Group Operating Committee. Mr. Cunanan joined Johnson & Johnson in 1998 and held various Human Resources leadership positions both domestically and internationally. He began his professional career with Owens Corning, working in multiple Human Resources and manufacturing leadership roles. Mr. Cunanan received a Bachelor of Arts degree in Psychology from East Carolina University and a Masters of Arts in Industrial/Organization Psychology from the same institution.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the 2012 fiscal year, subject to ratification by the shareholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Audit Committee and the Board of Directors recommend that shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has established a policy requiring its pre-approval of all audit services and permissible non-audit services provided by the independent registered public accounting firm, consistent with its charter and applicable regulatory requirements. The Audit Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service would (i) create a mutual or conflicting interest between the independent registered public accounting firm and us; (ii) place the independent registered public accounting firm in the position of auditing its own work; (iii) result in the independent registered public accounting firm acting in the role of management or as an employee of ours; or (iv) place the independent registered public accounting firm in a position of acting as an advocate for us. Additionally, the Audit Committee considers whether the independent registered public accounting firm is well positioned and qualified to provide effective and efficient service, based on factors such as the independent registered public accounting firm’s familiarity with our business, personnel, systems or risk profile, and whether provision of the service by the independent registered public accounting firm would enhance our ability to manage or control risk or improve audit quality, or would otherwise be beneficial to us.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee, and the Chairman must report his pre-approval decisions to the Audit Committee at its next regular meeting. The Audit Committee’s policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to our management.

SERVICES PROVIDED BY THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP to perform audit and other services for us and our subsidiaries. We have formal procedures in place for the pre-approval by the Audit Committee or its Chairman of all services provided by PricewaterhouseCoopers LLP. These pre-approval procedures are described above under the “Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm” section.

The following fees were paid to our independent registered public accounting firm for the years ended December 31, 2011 and 2010. We have determined that provision of these services is compatible with maintaining the independence of the independent registered public accounting firm:

	2011	2010
Audit Fees(1)	$1,688,500	$1,044,555
Audit-Related Fees(2)	49,000	36,500
Tax Fees	—	—
All Other Fees(3)	1,800	48,730

Total	$1,739,300	$1,129,785

(1)	Includes (i) the audit of our consolidated financial statements included in our annual report on Form 10-K and services attendant to or required by, statute or regulation; (ii) the review of interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to filings with the SEC and other regulatory bodies; (iv) accounting consultations attendant to the audit; and (v) the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. In 2011, the scope of our audit services was expanded to include the company’s acquisition of Walgreens Health Initiatives, Inc.
(2)	Includes fees for the audit of our 401(k) savings plan.
(3)	Includes fees for a subscription to an online research database and, in 2010, due diligence work related to a potential acquisition.

PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with an advisory vote to approve named executive officer compensation. In accordance with the resolution approved on an advisory basis by the shareholders in June 2011, the Company has determined to hold an advisory vote to approve named executive officer compensation annually, and the next such vote will occur at the 2013 annual meeting of the Company’s shareholders.

Our Board is committed to corporate governance best practices and recognizes the substantial interests that shareholders have in executive compensation matters. The Compensation Committee of our Board has designed our executive compensation programs to achieve the following key objectives:

Objective	How our compensation programs reflect this objective
Achieve strong Company performance	• Align executive compensation with the Company’s and the individual’s performance • Make a substantial portion of total compensation variable with performance
Align executives’ and shareholders’ interests

•    Provide executives with the opportunity to participate in the ownership of the Company

•    Reward executives for long-term growth in the value of our stock

•    Link executive pay to specific, measurable results intended to create value for shareholders

Objective	How our compensation programs reflect this objective
Motivate executives to achieve key performance goals

•    Compensate executives with performance-based awards that depend upon the achievement of established corporate targets

•    Reward executives for individual contributions to the Company’s achievement of Company-wide performance measures

Attract and retain talented executive team

•    Target total compensation at the 25th to 50th percentile range among companies with which we compete for talent and for shareholder investment

•    Utilize independent compensation consultants and market survey data to monitor pay relative to peer companies

We encourage shareholders to review the Compensation Discussion and Analysis beginning on page 18 of this proxy statement, which describes our executive compensation philosophy and the design of our executive compensation programs in great detail. Our Board believes the Company’s executive compensation programs are effective in creating value for our shareholders and moving the Company towards realization of its long-term goals.

We are asking our shareholders to signal their support for the compensation of our named executive officers by casting a vote “FOR” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”

The vote sought by this proposal is advisory and not binding on the Company, the Board or the Compensation Committee. Although the vote is non-binding and advisory, the Company, the Board and the Compensation Committee value the input of the Company’s shareholders, and the Compensation Committee will consider the outcome of the vote when making future executive compensation determinations.

The Board of Directors recommends a vote FOR the advisory vote approving named executive officers compensation, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

OTHER MATTERS

The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named as proxies on the enclosed proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

CORPORATE GOVERNANCE

Board & Committee Meetings

The Board of Directors conducts business through meetings and the activities of the Board and its committees, including taking actions by unanimous written consent. The Board met 11 times during the fiscal year ended December 31, 2011; and executive sessions were held without management during each of the Board meetings. All of the current members of the Board attended at least 80% of the meetings held during their tenure, including meetings of committees on which they served.

Board Leadership Structure

The Company’s non-executive Chairman, Edward S. Civera, retired on December 31, 2011, and the Board of Directors determined that the best interests of the shareholders would be served by appointing David T. Blair, the Company’s Chief Executive Officer as Chairman of the Board of Directors, and Dale B. Wolf as the independent Lead Director.

In weighing how to structure the Chairman’s role, the Board took into account: (a) Mr. Blair’s more than decade-long tenure on the Board, (b) Mr. Blair’s commitment in his employment agreement to develop a succession plan for the position of Chief Executive Officer, and (c) the leadership that Mr. Wolf has demonstrated with respect to the Company’s corporate governance matters. The Board concluded that naming Mr. Blair as Mr. Civera’s successor as an executive Chair through the expiration of Mr. Blair’s contract would serve, among other important objectives, to add a substantial strategic perspective to the Chair position and provide important continuity to Board leadership. In making this judgment, the Board took into account its evaluation of Mr. Blair’s performance as chief executive officer, his very positive relationships with the other members of the Board of Directors and the strategic vision and perspective he would bring to the Chair position. The Board was uniformly of the view that Mr. Blair would provide excellent leadership of the Board in the performance of its duties.

At the same time, the Board committed to the appointment of an independent Lead Director, thus embracing a structure that would continue to assure the appropriate independent exercise of judgment by the Board, and adopted responsibilities of the independent lead director including:

•	Presiding at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of non-management or independent directors;

•	Calling meetings of the independent or non-management Directors;

•	Serving as liaison between the Chairman and the independent and non-management Directors;

•	Approving meeting agendas for the Board of Directors, including assurance that there is sufficient time for discussion of all agenda items;

•	Organizing and leading the Board’s evaluation of the Chief Executive Officer;

•	Being responsible for leading the Board’s annual self-assessment;

•	Advising Committee Chairs with respect to agendas and information needs relating to Committee meetings.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

Our Board of Directors administers its risk oversight function with respect to our risk as a whole, and meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board of Directors also delegates oversight to the Audit Committee, Compensation Committee and Ethics, Governance & Nominating Committee to oversee selected elements of risk:

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Our Audit Committee oversees financial risk exposures, including monitoring the integrity of the financial statements, internal control over financial reporting, and the independence of the independent auditor of the Company. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function. The Audit Committee also monitors communications from shareholders relating to accounting, internal controls or auditing matters as described in “Code of Ethics & Conduct” and “Shareholder Communications with the Board” below. The Audit Committee also oversees financial, credit and liquidity risk by working with our treasury function to evaluate elements of financial and credit risk and advise on our financial strategy, capital structure and long-term liquidity needs, and the implementation of risk mitigating strategies. Individuals who supervise day-to-day risk in this area report directly to the Board of Directors, and the Company’s Chief Financial Officer meets regularly with our Audit Committee to discuss and advise on elements of risks related to our credit risk and function.

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Our Ethics, Governance & Nominating Committee oversees governance and compliance related risks by working with management to review the Company’s corporate governance codes, policies and procedures, including recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board Committees. The Ethics, Governance & Nominating Committee also oversees risk by working with management to review and monitor compliance with our Code of Ethics & Conduct. The Ethics, Governance & Nominating Committee also monitors communications relating to ethical conduct as described in “Code of Ethics & Conduct” and “Shareholder Communications with the Board” below.

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Our Compensation Committee oversees risk management by participating in the creation of compensation structures that incentivize a level of balanced risk-taking behavior consistent with the Company’s business strategy.

Our Board of Directors and Committees’ risk oversight responsibilities are discussed further in specific sections relating to the committees of the Board of Directors below.

Director Independence

At the April 5, 2012 Board meeting, the Board reviewed each director’s other affiliations and relationships, and affirmatively determined that six of the Board’s seven directors are independent under the Nasdaq Stock Market requirements, which are the director independence standards adopted and applied by the Board. In making this determination, the Board consulted with our General Counsel to ensure that the Board’s determinations were consistent with all applicable laws and regulations, including the Nasdaq Stock Market requirements. Mr. Blair, because he is an employee of the Company, is not considered independent.

Code of Ethics & Conduct

We insist that all of our directors, officers and employees adhere to high ethical standards and comply with all applicable legal requirements when engaging in business on our behalf. Accordingly, the Board adopted a Code of Ethics & Conduct which complies with the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market requirements, and is applicable to all of our directors, officers and employees. The Code of Ethics & Conduct, and any future change or amendment thereto, is available on our Web site at www.chsi.com.

We have established a toll-free telephone number for employees to use on a confidential basis to advise our Chief Compliance Officer of any questions, reports or concerns regarding possible violations of our Code of Ethics & Conduct or of any of our policies or procedures. Employees are also invited to write to the Chief Compliance Officer on a confidential basis regarding such matters. The Audit Committee, in compliance with the Sarbanes-Oxley Act of 2002, has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters. The Ethics, Governance & Nominating Committee has established procedures for the receipt, retention and treatment of complaints regarding all other ethics and governance related matters. Both committees allow for the confidential, anonymous submission by employees of concerns regarding such matters. See also “Shareholder Communications with the Board” in the Corporate Governance section of this proxy statement for information regarding shareholder communications. In no event will any action be taken against an employee for, in good faith, making a complaint or reporting known or suspected violations.

Stock Ownership Guidelines

Effective at January 1, 2012, the Company adopted Stock Ownership Guidelines for members of the Board of Directors and executive officers in order to further align the interests of the Board and management with the Company’s shareholders. The Stock Ownership Guidelines encourage members of the Board of Directors to retain shares of the Company’s common stock valued at not less than three times the base annual Board retainer paid to members of the Board of Directors. The Chairman and Chief Executive Officer is encouraged to retain shares of the Company’s common stock valued at not less than six times his annual base salary. The Company’s other executive officers are encouraged to retain shares of the Company’s common stock valued at not less than three times their individual annual base salaries. The Stock Ownership Guidelines permit a reasonable period for executive officers to accumulate sufficient share ownership, primarily through the vesting of grants of restricted stock made by the Company as part of such officer’s compensation.

Ethics, Governance & Nominating Committee

Members of the Ethics, Governance & Nominating Committee, which we refer to in this section as the “Committee,” include Daniel J. Houston, Chairman, Steven B. Epstein, and Dale B. Wolf, all of whom are independent directors for purposes of the Nasdaq Stock Market requirements. In addition to identifying candidates for the Board, this Committee focuses on a continuation of employee training and continued development of policies and procedures that range from business ethics to marketing practices and the protection of client information. The Committee held 7 meetings during 2011. The Committee’s charter, and any future change or amendment thereto, is available on our Web site at www.chsi.com.

Director Nominations

In reaching its nomination decisions, the Ethics, Governance & Nominating Committee considered the factors set forth in the Company’s “Guidelines for Consideration of Nominees to Serve on the Board of Directors,” including “the ability of a nominee to add to the Board’s existing strengths, based on such individual’s education, background, experience and skills.” The Committee also considered each director’s specific education, background, experience and skills described in “Biographical Information of Nominees for Director” above in making its nomination decisions. The Committee considers the following criteria in selecting individuals for recommendation to the Board as nominees: independence; financial, regulatory and business experience; character and integrity; education, background and skills; judgment; the ability to provide practical insights regarding our business; experience with businesses and organizations of a comparable size to the Company; the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board or any of its committees. In addition, prior to recommending a current director for re-election to the Board of Directors, the Committee will consider and review the current director’s Board and committee attendance and performance, length of Board service and knowledge of our business. The vote of a majority of the independent directors of the Board of Directors is required to nominate an individual for the Board of Directors. Although the Committee does not have a specific diversity policy, the Committee considers diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse experiences, skills and backgrounds. We believe a diverse group can best continue the success of the business and represent stockholder interests through the exercise of sound judgment. The Committee’s charter states that the Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and criteria for new Board members, as well as the composition of the Board as a whole.

The Committee also will consider suggestions from shareholders for nominees to the Board of Directors that are timely received and in proper written form. To be timely, suggestions must be delivered to the Corporate Secretary within the same time frame required to have proposals included in the proxy statement as identified in the “Shareholder Proposals” section of this proxy statement. To be in proper written form, a shareholder’s nomination suggestion should set forth in writing, as to each person whom the shareholder wishes the Committee to consider for nomination for election as a director, all information relating to that person’s qualification which the shareholder believes the Committee should consider, including the biographical and other information regarding the person which would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC. The shareholder should also furnish the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, the shareholder’s own name and address as they appear on our corporate records and the number of shares of our common stock that both the shareholder and the nominee beneficially own.

The process that the Committee follows when it identifies and evaluates individuals to be recommended to the Board of Directors for nomination is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Committee will consider personal and professional contacts of Committee members and other members of the Board of Directors. The Committee will also consider director candidates recommended by shareholders in accordance with the policies and procedures set forth above. The Committee has not previously used an independent search firm to identify nominees, but reserves the right to do so.

Evaluation. In evaluating potential nominees, the Committee will determine whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Committee may conduct a check of the individual’s background and interview the candidate. A direct inquiry of the candidate’s willingness to serve on the Board of Directors will be made.

Board Leadership Structure. The Committee is responsible for reviewing the leadership structure of the Board of Directors. As part of this review, the Committee evaluates the selection criteria set forth above. The Committee makes its recommendation to the full Board of Directors, which is responsible for approving the leadership structure of the Board of Directors.

Ethics & Corporate Governance

The primary role of the Committee in regards to ethics and corporate governance is general oversight of our compliance with applicable laws and regulations, with our Code of Ethics & Conduct, which we refer to in this Section as the “Ethics Code” and our Business Ethics Policies & Procedures, as well as a periodic review of the effectiveness of, and recommendation of changes to, the Ethics Code or the Policies & Procedures. Notwithstanding the foregoing, the Committee defers to the Audit Committee on all matters related to compliance with financial reporting and disclosure requirements, or securities laws and regulations. Should the division of responsibilities between the Audit Committee and the Ethics, Governance & Nominating Committee be uncertain from time to time with respect to specific matters or areas of oversight, the chairman of each of the committees will meet and confer to allocate duties and responsibilities; provided, however, that the Audit Committee, due to the more stringent standard of independence applied to its membership, shall have final authority in determining those matters which should be assigned to or addressed by the Audit Committee.

The function of the Committee is oversight and advice. It is not the duty or responsibility of the Committee to conduct compliance audits, although it may initiate compliance investigations as it deems appropriate. Management is responsible for our compliance with laws and regulations. The Committee and each of its members is entitled to rely on the expertise and knowledge of management, our compliance officer and our General Counsel, as well as professionals or experts. Communications between the Committee and our legal counsel, whether internal or outside counsel, are considered to be subject to the attorney-client privilege.

Audit Committee

We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Current members of the Audit Committee are Michael R. McDonnell, Chairman, William E. Brock, Kenneth A. Samet, and Dale B. Wolf. All members of the Audit Committee meet the standards of independence for audit committee members established by the Nasdaq Stock Market requirements and the SEC rules. The Board has determined that at least one Audit Committee Member, Mr. McDonnell, is an audit committee financial expert as determined by the Board in accordance with Item 407(d)(5) of Regulation S-K. Acting under a charter adopted by the Board of Directors, the Audit Committee annually reviews the qualifications of and appoints our independent registered public accounting firm. The Audit Committee approves the planning and fees for the annual audit of our financial statements, and provides independent review and oversight of the quality and integrity of our accounting and financial reporting processes, published financial statements and system of internal controls. The Audit Committee charter, and any future change or amendment thereto, is available on our Web site at www.chsi.com.

The function of the Committee is oversight. It is not the duty of the Committee to plan or conduct audits, determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles or to assure compliance with laws and regulations. These functions are the responsibility of management and the outside auditor. Each member of the Committee is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, legal counsel, independent accountants or other persons with professional or expert competence.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as related to the Company’s risk management processes. The Board of Directors and Audit Committee oversee (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the annual independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (iii) policy standards and guidelines for risk assessment and risk management; (iv) the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures; and (v) the fulfillment of the other responsibilities set out in the Audit Committee charter, as adopted by the Board of Directors. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors. The Board of Directors and Audit Committee focus on the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes and reports directly to both the Board of Directors and Audit Committee on a regular basis and more frequently as appropriate. The Board of Directors believes this division of responsibilities is the most effective approach for addressing the risks facing the Company.

Compensation Committee

Members of the Compensation Committee are Dale B. Wolf, Chairman, Steven B. Epstein, Daniel J. Houston, Michael R. McDonnell, and Kenneth A. Samet, all of whom are independent for purposes of the Nasdaq Stock Market requirements. The Compensation Committee has the responsibility of evaluating the performance of, and recommending to, the Board of Directors salary and incentive compensation for our executive officers and senior management. The Compensation Committee held 7 meetings in 2011. The Compensation Committee charter, and any future change or amendment thereto, is available on our Web site at www.chsi.com.

The Company’s Board of Directors and Compensation Committee, in consultation with management, reviewed the design and operation of the Company’s overall incentive compensation arrangements. They reviewed a multiple year summary of the Company’s non-executive bonus practices, the total of those bonuses, subtotals by department, and the totals as a percentage of payroll and net income. They also considered and evaluated the risk to the Company in connection with Company incentive compensation and the relationship between the Company’s risk management policies and practices and such incentive compensation arrangements. Particular attention was paid to those programs with variability of payout, the ability of a participant to directly affect payout and the controls on participant action and payout. The purpose of the review was to determine whether the Company’s overall compensation policies and practices for its employees give rise to risks that are reasonably likely to have a material adverse effect on the Company. This assessment process included a review of the Company’s controls over incentive compensation programs and consideration of the Company’s policies and practices addressed to ensuring that levels of authority within the Company, up to and including the Board of Directors, were commensurate with the level of risk associated with the compensation programs. Consideration also was given to seeking out possible areas of significant risk where compensation might reward tasks that did not properly align with underlying risk. This review disclosed, among other things, that the Company’s incentive compensation process is conducted with care and attention at the highest levels of the Company, including the Company’s Board of Directors, with significant transparency and, in addition, with respect to non-executive incentive programs and practices, such expenses historically have not been a significant risk exposure for the Company.

Based on those factors, the Company’s Board of Directors and Compensation Committee, in consultation with management, has determined that the compensation policies and practices for employees do not create risks that are reasonably likely to have a material adverse effect on the Company, principally because: the Company uses a balanced approach to compensation, is not reliant on a single performance measure, and uses both quantitative and qualitative assessments of performance. Management also believes that its incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the Company’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and the risk management practices of the Company, and are supported by the oversight and administration of the Compensation Committee of the Company’s Board of Directors with regard to the Company’s compensation programs. Management presented its analysis and assessment of these matters to the Compensation Committee of the Company’s Board of Directors, which was actively involved in reviewing management’s presentation, and discussed the analysis and assessment with members of management prior to reaching its conclusions that our Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives that encourage a level of balanced risk-taking behavior consistent with the Company’s business strategy.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person.

Independent Directors’ Meetings

All directors deemed independent under the Nasdaq Stock Market requirements meet at least twice per year in scheduled semi-annual executive sessions. During 2011, Mr. Civera, the Chairman of the Board through December 31, 2011 served as the Lead Director to preside over the meetings of the independent directors. Non-scheduled sessions of the independent directors may also be held from time to time. Among other things, the independent directors have developed topics and matters for management to address at future Board meetings. Their activities, to the extent they choose to report them, are reflected in reports from the Chairman. The independent directors met in executive session at every regularly scheduled board meeting in 2011.

Shareholder Communications with the Board

Any person who wishes to communicate with the entire Board of Directors, an individual director, a committee of the Board or the independent directors as a group, should mark such communication “confidential” and address it to the specific intended recipient(s) c/o Benjamin R. Preston, Corporate Secretary & General Counsel, Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850. All correspondence will be reviewed by the Corporate Secretary & General Counsel to determine the nature and subject matter of the communication and the corresponding appropriate recipient (e.g., the appropriate committee, committee chairman or other individual director). Items unrelated to the duties and responsibilities of the Board, such as ordinary service or product complaints or inquiries, job inquiries, business solicitations, mass mailings or other material considered, in the reasonable judgment of the Corporate Secretary & General Counsel, unsuitable or unrelated to the responsibilities of the Board may be excluded. Communications relating to accounting, internal controls or auditing matters will be treated on a confidential basis according to the Audit Committee’s policies and procedures regarding those matters and will be delivered to the Chairman of the Audit Committee. Communications relating to ethical conduct will be treated on a confidential basis according to the Ethics, Governance & Nominating Committee’s or the Audit Committee’s policies and procedures regarding such matters, as appropriate, and delivered to the chairman of the appropriate committee. All communications concerning the Corporate Secretary & General Counsel should be marked “confidential” and addressed to the Chairman of the Ethics, Governance & Nominating Committee or the Chairman of the Audit Committee, as appropriate, c/o David T. Blair, Chairman & Chief Executive Officer, Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

The Board of Directors encourages directors to attend annual meetings of shareholders as a means of promoting communication between shareholders and directors. In furtherance of this policy, we historically have scheduled a meeting of the Board of Directors to immediately follow each annual meeting of shareholders. All of our directors were present at the 2011 annual meeting of shareholders.

COMPENSATION DISCUSSION & ANALYSIS

Compensation Philosophy

Our executive compensation program is designed to facilitate our ability to attract, retain, motivate and reward an executive team to fulfill our strategic and financial plans centered on the goal of increasing shareholder value. Our compensation program is fundamentally grounded in a pay-for-performance philosophy. We consider all elements of compensation that would enable us to compete effectively in the marketplace for outstanding executive talent. Our compensation philosophy is based on the following principles:

•	to attract, retain, and motivate top quality executives in a competitive environment for executive talent,

•	to drive the achievement of our strategic objectives, both short-term and long-term,

•	to provide rewards that reflect our corporate financial, operational and strategic performance, as well as the executive’s individual performance, and

•	to align the interests of our executive team with the interests of our shareholders.

Compensation Program Administration & Development

Role of the Compensation Committee

The Compensation Committee establishes our philosophy for executive compensation, develops the various elements of our compensation programs, establishes the targets under the compensation programs, administers the compensation programs and monitors the success of those programs in achieving the goals of our compensation philosophy.

The Compensation Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Compensation Committee’s responsibilities. The Compensation Committee and the Board of Directors review the charter at least annually to ensure that its scope is consistent with the Board’s objectives for the Compensation Committee’s activities. Under the charter, the Compensation Committee is charged with the responsibility for the oversight and administration of our compensation program, including our cash and equity-based plans. The Compensation Committee has responsibility for determining the compensation of our Chairman and Chief Executive Officer based on its evaluation of his performance and, in consultation with the Chairman and Chief Executive Officer, the compensation of our other executives. The charter authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

Role of Management

Our Chairman and Chief Executive Officer and our other executives develop recommendations regarding the appropriate mix and level of compensation for their direct reports. Those recommendations are based on our compensation philosophy, the range of compensation programs authorized by the Compensation Committee and the performance of their direct reports. As part of its efforts to engage in best practices, the Compensation Committee meets with the Chairman and Chief Executive Officer to review and discuss his recommendations concerning the compensation for each of the other executive officers. The Compensation Committee has discussions, at its request, with our Chairman and Chief Executive Officer in the course of establishing incentive goals and objectives related to his own compensation and to communicate any evaluation; however, he does not participate in the Committee’s decisions or deliberations regarding such matters.

Compensation Consultants & Surveys

In the fulfillment of its responsibilities, the Compensation Committee solicits input and recommendations from the executive team and seeks the guidance and expertise of compensation consultants.

Frederic W. Cook & Co., Inc. (“Cook”), a nationally recognized independent compensation consultant, was retained by the Compensation Committee in 2011 to provide guidance regarding executive compensation decisions and to review the Company’s executive compensation program. Cook issued a survey in January 2011 that included an executive compensation review for our executive officers, a share usage and dilution analysis (measuring the amount of stock we use for equity awards compared to current and three-year historical figures) and a fair value transfer analysis (measuring the aggregate value of long-term incentives we grant as a percentage of market capitalization). Cook’s executive compensation review provided research on our peer group companies’ executive compensation program design features that included annual bonus plan metrics, long-term incentive plan metrics and executive stock ownership guideline practices. All analyses were based on publicly available information. The Compensation Committee based its compensation program decisions on various Company-specific factors, as well as the findings and recommendations in the Cook survey.

Our historical peer group remained unchanged for 2011. The Company is included in several market indexes, such as the Russell 2000 and S&P SmallCap 600, which include a broader set of health care service companies of comparable operating scale to evaluate as peers. These companies serve clients with similar market characteristics (e.g., managed care plans, self-insured employers and state governments), and are subject to similar levels of competition and service level requirements. The following companies comprise the industry-specific peer group for 2011:

Amedisys	Healthways	Owens & Minor
Amerigroup	Lincare Holdings	Psychiatric Solutions
Centene	Magellan Health Services	WellCare Health Plans
HealthSpring	Omnicare

Cook also provided executive compensation data for the following two companies: Express Scripts and Medco Health Solutions. Express Scripts and Medco Health Solutions, direct competitors of ours, have significantly greater revenues, scale of operations and number of employees, which would not otherwise identify them as peers for the purposes of compensation benchmarks. Accordingly, we only used the compensation program information for these companies to provide additional industry perspective about the type and mix of compensation elements.

The survey, drawn from publicly available information, covered only those executives for whom compensation information is publicly disclosed. As a result, the information generally related to the five most highly compensated executive officers at each company, which correlates to our Chairman and Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, and General Counsel & Secretary. In the Cook survey, the compensation of our executive officers was measured against that of other similarly situated individuals at the peer group companies and included cash compensation elements (e.g., base salary and actual and target bonus) and long-term incentive elements (e.g., stock options, restricted stock and performance shares, and special non-recurring awards such as promotion, retention and new hire grants).

Company-Specific Performance Considerations

The Compensation Committee’s design of incentive compensation for our executives in 2011 sought to balance the achievement of current financial results with investments necessary to sustain and facilitate our long-term growth and profitability. As a reflection of that balance, earnings and related financial measures and client retention were the factors that comprised a significant portion of our incentive performance compensation program for 2011.

The largest single component of our executive incentive compensation program was indexed to our achievement of 2011 annual revenue growth objectives, which were established in conjunction with the development of our annual budget and corporate goals and objectives. Additional measures derived from the budget that the Compensation Committee used to determine executive compensation included objectives for annual cash flow from operations, earnings before interest, taxes, depreciation and amortization, or EBITDA, working capital management and return on invested capital. Additional quantitative measures were included to address the longer-term objectives and these consist principally of retention and growth metrics.

Client retention was a critical measure of our performance, and accordingly, is considered as part of our incentive program. The renewal of long-term client relationships reflects our success in delivering high-quality, cost-efficient pharmacy programs to our clients. The continuity of client relationships enhances our reputation, provides a source of references for new business, sustains our profitability and provides visibility to our longer-term business performance.

The incentive compensation program also included, to a lesser extent, key strategic and operational goals, such as acquisitions and integration of acquired companies, which are generally measured over a six- to twelve-month post-closing period. Examples of other objectives included strategic initiatives related to information technology integration and risk management, solutions for prior authorization and other information technology process improvements, and corporate development. These objectives are generally measured over a one-year period and receive less weight in the overall program than the more significant measures described above.

Our pay philosophy with respect to total direct compensation is to maintain targets based on performance objectives, which, if achieved, would produce total compensation in the range of the 25th to 50th percentiles of our peer group. Historically, we have measured executive compensation against peer group median and first quartile. The results of Cook’s survey were as follows:

•	Overall, the base salaries of our executive officers were 100% and 93% of the peer 25th percentile and median, respectively.

•	In the aggregate, our executive officers’ overall cash compensation was 100% and 91% of the peer 25th percentile and median, respectively.

•	Our executive officers’ overall target total direct compensation equaled 90% of the peer 25th percentile and 72% of the median in aggregate.

Tax & Accounting Considerations

We evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption, on an annual basis and as tax rules and regulations change to ensure that we understand the financial impact of each program. These evaluations include a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment, or to avoid adverse consequences.

In particular, in light of the financial accounting requirement of FASB ASC Topic 718, Stock Compensation, we determined in 2005 that our stock-based compensation awards would focus on grants of restricted stock, and that we would cease granting stock options. In order to preserve flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible for purposes of Internal Revenue Code Section 162(m), which limits the deductibility of certain compensation paid to our executive officers. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Consideration of 2011 Say on Pay Vote

We provide our stockholders with the opportunity to cast an annual advisory vote to approve the compensation of our named executive officers ( a “say-on-pay proposal”). At the annual meeting of stockholders held in June 2011, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms our stockholders’ support of our approach to executive compensation, and did not change this approach in 2011. The Compensation Committee will continue to consider the outcome of say-on-pay votes when making future compensation decisions for our executive officers.

Elements of Our Executive Compensation

Our executive compensation program consists of the following elements:

•	base salary,

•	non-equity, performance-based incentive,

•	long-term equity incentive,

•	health and related benefits, and

•	other compensation.

The allocation of compensation among these elements is designed to provide an appropriate mix of short-term and long-term compensation, and cash and equity compensation.

We operate so that a greater portion of an employee’s potential compensation is determined based on an evaluation of their performance and the achievement of specific corporate and individual objectives as the employee moves to higher levels of responsibility with greater ability to influence the results of our business. For our named executive officers, we administer our compensation programs so that a significant portion of their total direct compensation consists of annual cash incentives and equity incentives, which are awarded based on an evaluation of their performance. Our named executive officers for 2011 are David T. Blair, our Chairman and Chief Executive Officer, Richard A. Bates, our President and Chief Operating Officer, Hai V. Tran, our former Chief Financial Officer and Treasurer, Timothy R. Pearson our Chief Financial Officer and Treasurer, Deirdre C. Kramer, our interim Chief Financial Officer, and Bruce F. Metge, our former General Counsel and Secretary.

We seek to compensate our executives in a manner competitive with the marketplace. In this regard, we initially look to the median levels of compensation provided to executives across all elements of compensation in the peer group analyses. We also consider the following factors to make appropriate adjustments in compensation:

•	specific needs and characteristics of the executive’s positions,

•	the executive’s industry and organizational experience,

•	the executive’s specific responsibilities,

•	level of prior cash incentive awards,

•	realized value of prior equity-based awards,

•	current unrealized value of prior equity awards, and

•	compensation mix and compensation elements.

Base Salary

Base salary is intended to provide our executive officers with a fair and competitive level of assured cash compensation that reflects their job function, skills, leadership, organization level, experience and contribution to the Company. On an annual basis, base salaries are subject to increase based on an updated assessment of these factors, and the executive’s specific performance during the past year.

Cash Incentives

Our compensation program includes annual cash incentive awards. These cash awards are intended to reflect executive performance in alignment with the achievement of our short-term and long-term financial and strategic goals. As part of our annual planning process we establish quantitative and qualitative performance measures for the Company as a whole and for department or functional areas, and individual objectives for each executive. Ultimately, the determinations of any cash awards are made following a review by the Board relating to executive performance, as well as our financial performance. Depending on the specific responsibilities of the executive, the performance review will include one or more of the following: net income, total revenue, earnings per share, gross margin, number of prescriptions processed, client retention rates, number of new members from new client wins, new client implementation success metrics, acquisition integration milestones, consummation of an acquisition(s), specific cost reduction strategies or benchmarks, specific strategic initiatives, or any combination of these factors.

Our overall cash incentive structure for the Company in 2011 consisted of the following four tiers. The potential cash incentive range for our executive officers, as set forth in their employment agreements, falls under this structure and is consistent with the following ranges:

•	Tier 1—Chief Executive Officer; cash incentive award ranging up to 200% of base salary;

•	Tier 2—Executive Officers ; cash incentive award ranging up to 150% of base salary;

•	Tier 3—and Senior Vice Presidents, Vice Presidents and equivalents; cash incentive award ranging up to 60% of base salary; and

•	Tier 4—All other employees who are cash incentive eligible.

Long-Term Equity Incentive

Our equity incentive compensation program consists of equity-based awards to executive officers, senior management and other employees pursuant to our 1999 Stock Option Plan, 2000 Stock Option Plan, 2003 Equity Incentive Plan or 2006 Stock Incentive Plan. We use our equity-based compensation program as an incentive to reward outstanding performance and focus our management team on the task of creating long-term shareholder value. By increasing their equity holdings, we provide our executive officers with a continuing stake in our long-term success. The nature and size of the awards under our equity-based program are determined based on achievement of the same specific goals and objectives as are applicable to cash compensation as stated above, resulting in (i) total direct compensation in the 25th to 50th percentiles for the peer group, and (ii) a balance of multi-year vesting of long-term equity compensation, which is intended to represent a significant portion of total direct compensation.

The Board determined that awards of restricted stock would be our primary form of equity-based compensation while reserving the ability to award stock options to employees in special situations. During the year ended December 31, 2011, no stock options were granted to our named executive officers or employees.

Our Compensation Committee grants equity-based awards during January or February of each year based on the evaluation of executive officer, employee and Company performance during the prior year. However, awards also may be made at other times during the year based on specific circumstances, including the hiring of a new employee, a specific contractual commitment or a change in position or responsibility. The Compensation Committee, with Board ratification, is responsible for awards made to the Chairman and Chief Executive Officer and the other executive officers. The Compensation Committee considers the recommendations of our Chairman and Chief Executive Officer and other executive officers with respect to awards contemplated for their direct reports. The Board has granted our Chairman and Chief Executive Officer the authority to grant restricted stock awards to non-executive employees and consultants pursuant to the 2003 Equity Incentive Plan and the 2006 Stock Incentive Plan consistent with our overall philosophy of rewarding strong performance with equity ownership in the Company. Pursuant to this authorization, no single award may exceed 5,000 underlying shares of our common stock, and the aggregate awards may not exceed the total number of shares established by the Board or the Compensation Committee of the Board.

Timing of Equity Grants. The release of material, non-public information reflects long-established timetables for the disclosure of such information, such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The determination of when to grant stock options or restricted stock is made independent of any decision regarding the release of material, non-public information. Our decision to focus our grant of equity compensation as awards of restricted stock with length of service vesting periods essentially removes any ability to affect tax or exercise costs to a recipient by the timing of grants.

2011 Compensation Decisions

The Compensation Committee commenced its meetings and preparations for review of 2011 compensation in the last quarter of 2011. The Committee held multiple meetings to discuss the compensation consultants’ report and peer review studies, held several private sessions to discuss the compensation strategies in general, and specifically the Chairman and Chief Executive Officer’s compensation, and held sessions with the Chairman and Chief Executive Officer to discuss his compensation and the compensation of the executive team. The

Committee then conducted several discussions and meetings in the first quarter of 2012 to address overall Company compensation practices as well as executive compensation in the context of the Company’s financial, strategic and operational achievements in 2011. The Board as a whole then reviewed and approved the compensation of the executive team as well as each executive, the Company’s entire compensation strategy, and the distribution of the cash bonus pool. In determining variable compensation amounts for the executive team with respect to the 2011 performance year, the Board considered and weighed performance factors relating to each executive officer’s overall performance and contributions to the company during 2011, as well as the Company’s financial performance, and approved variable compensation payments following a review and subjective assessment of such factors. As a part of its efforts to engage in best practices, the Board also had a full discussion with the Chairman and Chief Executive Officer on compensation strategies for the entire company.

For fiscal year 2011, cash and equity incentive awards for our named executive officers were made by our Board of Directors and Compensation Committee, using their independent judgment and depending upon the specific responsibilities of each named executive officer, and taking into account each such officer’s achievements with respect to any one or more of our corporate performance objectives.

Our core corporate performance objectives and achievements for 2011 were as follows:

	2011 Target	2011 Actual
Revenue	$4.6 billion	$5.3 billion
Adjusted EBITDA	$179 million	$202 million
Client Retention Rate	97%	97%

In 2011, the Compensation Committee found that the Company had succeeded in achieving performance levels in excess of the minimum required for revenues, adjusted EBITDA, and client retention. It also determined that the Company had met its goal of achieving new revenue through additional sales to new and existing clients. The Compensation Committee found that all of the non-quantitative objectives also had been materially achieved by the Company for purposes of compensation of the named executive officers. The continued acquisition activity was given particular consideration in light of the timely and successful completion of the Walgreens Health Initiatives, Inc. acquisition. In addition, renewals with key clients such as Ahold, State of Nevada, and AARP were noted. The relative evaluation factors considered by the Compensation Committee with respect to each named executive officer for the achievement of corporate objectives is discussed below for each officer.

2011 Individual Performance Reviews by the Compensation Committee

In addition to determining achievement of corporate performance objectives, the Board of Directors and Compensation Committee also take into account the achievement by our named executive officers of individual goals, which goals vary for each of our named executive officers based upon each individual’s job responsibilities, and which are intended to provide an incentive for the named executive officer to help us achieve our corporate goals. However, the amount of the cash and equity incentive awards to be paid to each named executive officer is ultimately determined following a subjective evaluation by our Board of Directors and Compensation Committee. In the case of Mr. Tran, who resigned his role as Chief Financial Officer of the Company in July 2011, the Compensation Committee made a determination of separation payments based upon the recommendation of the Chief Executive Officer and the Committee’s knowledge of comparable separation arrangements for similar officers at other comparable companies. A discussion of the 2011 individual goals for each other named executive officer is set forth below.

Chief Executive Officer Compensation

Mr. Blair’s 2011 individual goals and objectives were based 50% on financial performance criteria, and 50% on corporate performance criteria. Mr. Blair’s base salary for 2011 was $795,000, which was the same as his base salary for 2010. Key financial performance criteria for 2011 were as follows: grow earnings by 15.6% to $2.22 per share; increase revenues by 20.5% to $4.6 billion; diversify revenue through an expanded product suite, realign organizational structure around client type and recruit key executive leadership, and drive growth through acquisitions. The corporate performance criteria for 2011 consisted of the following:

•

Business Growth and Margin Expansion. Through new sales, margin expansion initiatives and acquisitions, position the Company to grow revenues and earnings by 15% to 20% in 2011 from the prior year. Reach sales target of $300 million to $400 million in 2011 of annualized new sales revenue for pharmacy benefit management services. Diversify revenue stream through direct to consumer and EGWP businesses.

•

Client Services Development. Lead client initiatives and develop relationships which result in 97% client retention including key renewals with State of Nevada, Wake Forest University, Hometown Health Plan, AARP, and Novant Health System, among others. Expand existing client base through additional of $100 million in new business from existing third party administrator and managed care organization clients.

•

Operational Improvements. Realign organizational structure around major client types, managed care organizations, employers, and state and local governments. Achieve earnings improvements at the Company’s FutureScripts business unit through operational efficiencies and reduced selling, general and administrative costs.

•	Retail Pharmacy Services Development. Develop and implement programs that deliver incremental value to retail pharmacy partners.

•

Corporate Leadership. Manage and lead department heads to achieve their 2011 departmental goals and objectives, as described below. Lead the recruitment of significant executive leadership in conformity with organizational updates and in furtherance of Catalyst’s strategic objectives.

In its review of Mr. Blair’s 2011 performance, the Compensation Committee found that Mr. Blair had achieved all of his financial and corporate individual goals. The Committee also noted his role in the WHI acquisition. In addition, the Company was recognized in the 100 Fastest Growing Companies by Fortune Magazine for the fourth consecutive year. The compensation consultant’s report indicated that Mr. Blair’s salary, bonus and stock compensation remained below the 50th percentile of his peer group. The Committee determined that Mr. Blair’s compensation, in light of his performance, should be considered in light of his peer group. Based on the Company performance and Mr. Blair’s outstanding performance in driving the achievements of the Company with respect to the 2011 performance year, and following consideration and weighting of the foregoing factors by the Committee, he was awarded a $1,200,000 cash bonus, a grant of 60,000 shares, and his salary was maintained at $795,000 for 2012. As all corporate goals were achieved, the Committee did not assign specific percentages to specific corporate achievements.

2011 Employment Agreement. On November 10, 2011, the Company entered into a new employment agreement with Mr. Blair. The new employment agreement supersedes his prior employment agreement in its entirety. The employment agreement provides that Mr. Blair shall serve as the Company’s Chief Executive Officer and, effective January 1, 2012, Chairman of the Board of Directors, in each case, through February 28, 2015. The employment agreement is primarily intended to provide compensation, incentives, and other terms of Mr. Blair’s employment beginning in 2012 through the end of its term.

The agreement provides for an initial base salary of $795,000, subject to annual review by the Compensation Committee of the Board of Directors, and the opportunity to earn an annual cash incentive award based on performance ranging from between 0% to 200% of base salary. The agreement entitles Mr. Blair to a one-time award of performance-based restricted shares of the Company’s common stock, which the Board of Directors approved on November 10, 2011, with a target vesting amount of 75,000 shares and a potential award range of 0-200% of target. The restricted shares are eligible to cliff vest on December 31, 2014 based upon the achievement of performance goals related to total shareholder return, diluted earnings per share growth and management development over a three-year period beginning January 1, 2012, subject to accelerated vesting at target level (100%) upon certain terminations of employment within 12 months after a change in control of the Company, as described under “2011 Potential Post-Termination & Change in Control Benefits” below. To the extent these restricted shares vest, they will be non-transferrable by Mr. Blair until the earlier of January 1, 2016 or a change in control of the Company, except to the extent he elects to sell some of the shares to satisfy tax obligations that arise at the time of vesting.

The agreement provides Mr. Blair with the right to severance benefits in connection with certain terminations of employment as described under “2011 Potential Post-Termination & Change in Control Benefits” below. The agreement also includes a provision that subjects his compensation to any claw-back policies adopted by the Company to comply with applicable law or regulation. Pursuant to the employment agreement, Mr. Blair is subject to certain restrictions, including a 24 month non-solicit of customers, 24 month non-solicit and no-hire of employees and a 24 month non-compete. The employment agreement also provides for non-disclosure of confidential information into perpetuity and an assignment of inventions in favor of the Company.

Compensation for the Other Named Executive Officers.

In determining the compensation of the other named executive officers for 2011 (other than Ms. Kramer), the Compensation Committee met privately and with the Board as a whole, met with Mr. Blair, and had extended discussions with him to review and consider the performance appraisals and base salary and bonus recommendations presented by Mr. Blair for Messrs. Bates, Pearson and Metge. After significant study and consideration of the Company’s overall performance and the individual contributions of each executive with respect to the success of the Company (including the factors described below), the Compensation Committee recommended and the Board agreed with the recommendations and awards for each officer, as indicated below.

Richard Bates, President and Chief Operating Officer. On August 3, 2009, the Company entered into an employment agreement with Mr. Bates, who joined the Company as Executive Vice President. Mr. Bates’ employment agreement provides for a 4-year term commencing on the first day of his employment, effective August 3, 2009. Mr. Bates’ base salary for 2011 was $495,000, which represented an increase over his 2010 salary of $450,000, and was based on the Compensation Committee’s determination that Mr. Bates had successfully achieved all of his corporate objectives with respect to the 2010 performance year. Based on his continued exemplary performance, in July 2010, Mr. Bates was promoted to President and Chief Operating Officer. His agreement also provides for target ranges for annual cash and stock incentive awards, with Mr. Bates’ annual cash incentive award target ranging from 0% to 150% of his base salary, with a 75% of base salary target, and his potential annual restricted stock incentive award ranging from 0 to 40,000 shares, with a target of 20,000 shares.

The employment agreement also contains provisions involving termination of Mr. Bates’ employment—such as in the event of death or disability, voluntary resignation, or termination by us without cause or for good reason—as well as provisions relating to a change of control. For further information concerning Mr. Bates’ potential payments upon termination of employment, including in connection with a change in control, please see “2011 Potential Post-Termination & Change in Control Benefits” below. Pursuant to his employment agreement, Mr. Bates is subject to certain restrictions, including a 12 month non- solicit of customers, 12 month non-solicit and no-hire of employees and a 12 month non-compete, provided that these covenants are extended to 24 months in the event Mr. Bates’ employment is terminated within 12 months following a change in control. The employment agreement also provides for non-disclosure of confidential information into perpetuity and an assignment of inventions in favor of the Company.

Mr. Bates’ key areas of accomplishment centered on business growth (both sales and acquisitions), client retention, executive recruitment and operational improvements. He led the acquisition of Walgreens Health Initiatives, Inc. and developed the strategy for a entering into multiple service agreements with Walgreens with respect to mail and specialty pharmacy services, retail pharmacy services, and Catalyst’s delivery of PBM and other ancillary services to Walgreens. He also was a key figure in the execution of the Company’s 2011 $227 million equity offering. He led the Company’s 2011 sales and marketing efforts, leading to the establishment of key client relationships for the Company, including MGM, Health Alliance, Waste Management, St. Barnabus Health Care System, American Cancer Society, and Hertz Corporation. Mr. Bates was also responsible for the recruitment of several key executives of the Company, including the Company’s Senior Vice President of Operations, President of Employer Business, President of Shared Services, Vice President of Corporate Development, and Senior Vice President of Financial Business Operations.

Mr. Bates also provided focused and dedicated leadership related to his individual goals and objectives which resulted in the following accomplishments:

•	Performance improvements at FutureScripts that resulted in a 34% improvement on profitability versus 2011 budget;

•	Lead client initiatives which resulted in 97% client retention;

•	Launched the Generic Advantage Program;

•	Acquired a shell insurance company to enable the Company to deliver Employer Group Waiver Plan, or EGWP, services in 2013;

•	Opened three significant offices in Philadelphia, PA, Deerfield, IL, and Orlando, FL;

•	Established clear standards and metrics for management reports and communications;

•	Presented at health care conferences and on quarterly investor calls; and

•	Presented to the Board both strategic and tactical business development and operational initiatives.

The Compensation Committee concluded that the successful achievement of corporate objectives were due in large part to Mr. Bates’ efforts and, although the Committee did not assign specific percentages to Mr. Bates’ individual achievements, the Compensation Committee concluded he should receive the 85% of his maximum potential bonus under his employment agreement. Based on the Company performance and Mr. Bates’ outstanding performance in driving the achievements of the Company with respect to the 2011 performance year, he was awarded a $631,125 cash bonus and a grant of 25,000 shares. His salary was increased to $525,000 for 2012.

Tim Pearson, Executive Vice President and Chief Financial Officer. Effective August 22, 2011, the Company entered into an employment agreement with Mr. Pearson. The agreement has a three year term and does not automatically renew for successive periods thereafter. The agreement provides for an initial base salary of $420,000, subject to adjustment by the Compensation Committee of the Board of Directors, and the opportunity to earn an annual cash incentive award based on performance ranging from between 0% to 150% of base salary. The agreement also provides for an annual restricted stock incentive award ranging in value from $0 to $1,250,000, with a target of $750,000, and an initial grant of 30,000 shares of restricted stock, which will vest over a period of four years. The employment agreement also contains provisions involving termination of Mr. Pearson’s employment—such as in the event of death or disability, voluntary resignation, or termination by us without cause or for good reason—as well as provisions relating to a change of control. For further information concerning Mr. Pearson’s potential payments upon termination of employment, including in connection with a change in control, please see “2011 Potential Post-Termination & Change in Control Benefits” below.

Pursuant to his employment agreement, Mr. Pearson is subject to certain restrictions following termination of his employment, including a 12 month non-solicit of customers, 12 month non-solicit and no-hire of employees and a 12 month non-compete, provided that these covenants are extended to 24 months in the event Mr. Pearson’s employment is terminated within 12 months following a change in control. The employment agreement also provides for non-disclosure of confidential information into perpetuity and an assignment of inventions in favor of the Company.

As Chief Financial Officer, Mr. Pearson maintained a solid accounting and finance team, while developing strong relationships with the Company’s major shareholders and analysts. He has initiated improvements in the Company’s financial reporting capabilities, and recruited key finance executives to the Company, including a Chief Accounting Officer and Senior Vice President of Finance. In reviewing Mr. Pearson’s performance, the Committee held meetings with Mr. Blair, reviewed his recommendations, and reviewed corporate achievements as well as Mr. Pearson’s individual goals to determine his compensation. The Compensation Committee concluded, without assigning specific percentages to specific achievements of goals, and based on the Company performance, the Compensation Committee awarded Mr. Pearson a $315,000 cash bonus and a grant of 10,000 shares. His salary was increased to $430,500 for 2012.

Deidre Kramer, Former Interim Chief Financial Officer. Ms. Kramer served as our Chief Financial Officer for an interim period of approximately one month during July and August 2011. In consideration for her appointment, the Compensation Committee approved her new employment agreement and an equity award, both as described below. Otherwise, her 2011 compensation was not determined by the Compensation Committee or in the same manner that compensation was determined for the other named executive officers. Ms. Kramer’s base salary did not change in 2011 in connection with her agreeing to serve as the interim Chief Financial Officer and her bonus was paid from our overall employee bonus pool in an amount determined by Mr. Pearson based on his subjective assessment of her strong performance and her willingness to serve in the interim Chief Financial Officer position.

In connection with Ms. Kramer’s appointment as Chief Financial Officer, Ms. Kramer entered into an employment agreement that provides for a 3-year term. There is no automatic extension of the employment agreement term and the employment agreement contains provisions involving termination of her employment, as well as provisions relating to a change in control of the Company. Ms. Kramer’s employment agreement provides for a base salary of $250,000. It also provides for a target incentive cash bonus award of 50% of her base salary. Pursuant to her employment agreement, Ms. Kramer received a restricted stock grant covering 16,000 shares of our common stock, which vests in four equal annual installments, with the first such installment vesting upon the date Mr. Pearson became our Chief Financial Officer. The employment agreement also contains provisions involving termination of her employment—such as in the event of death or disability, voluntary resignation, or termination by us without cause or for good reason—as well as provisions relating to a change of control. For further information concerning her potential payments upon termination of employment, including in connection with a change in control, please see “2011 Potential Post-Termination & Change in Control Benefits” below.

Bruce Metge, General Counsel and Corporate Secretary. Mr. Metge’s 2011 compensation consisted of a base salary of $350,000 and provided for target ranges for annual cash and stock incentive awards, with Mr. Metge’s annual cash incentive award target ranging from 0% to 60% of his base salary, with a target of 30% of his base salary, and his potential annual restricted stock incentive award ranging from 0 to 10,000 shares, with a target of 5,000 shares.

Under Mr. Metge’s leadership, the Legal Department largely accomplished all key 2011 objectives and successfully responded to numerous unanticipated challenges throughout the year. He and his group effectively supported the Company’s efforts to renew key clients, significantly contributed in the negotiation of two acquisitions, the Company’s equity offering and credit facility amendment, succeeded in certain litigation matters and successfully responded to a number of unanticipated matters arising during the course of the year.

Mr. Metge’s accomplishments in areas that corresponded with his individual goals were as follows:

•	Provided comprehensive support for all mergers & acquisitions activity;

•	Obtained successful results on certain litigation matters;

•	Established a succession plan for the General Counsel position;

•	Integrated the licensing and regulatory compliance functions of Walgreens Health Initiatives, Inc.;

•	Successfully addressed outside legal expenses;

•	Added internal legal professionals in both Deerfield and Rockville offices;

•	Supported board meetings and activities;

•

Supported the Company’s response to a number of unanticipated legal or public policy challenges in connection with industry consolidation, the introduction of the generic form of Lipitor, and the protest of the award of the State of Maryland contract to an alternative provider; and

•	Provided legal support for new business initiatives within the Company.

Mr. Metge resigned from his position as General Counsel effective March 1, 2012. In reviewing Mr. Metge’s performance for 2011, the Committee reviewed corporate achievements as well as Mr. Metge’s individual goals to determine appropriate compensation for Mr. Metge in connection with his transition. The Compensation Committee met with Mr. Blair and after extended discussion and review of recommendations, without assigning specific percentages to specific achievements of goals, and based on the Company performance, the Committee awarded Mr. Metge a $210,000 cash bonus, and permitted continued vesting of his previously granted equity compensation through December 31, 2012.

Health & Other Benefits

We provide our employees with coverage under medical, dental, life and disability insurance plans on terms consistent with industry practice. In addition, our employees are provided access to an employee assistance program and a flexible spending plan to pay their share of health care costs, dependent care and other such costs on a pre-tax basis. We also offer our employees the opportunity to participate in our tax qualified 401(k) retirement and savings plan and we make certain employer matching contributions under that plan.

Perquisites & Other Compensation

We offer our executive officers additional compensation to further their ability to promote our business interests in our markets and to reflect competitive practices for similarly situated officers employed by our peers. Such compensation includes term life insurance, long-term disability insurance and 401(k) retirement and savings plan match. For additional information, see “2011 Perquisites & Other Compensation” in the Executive Compensation section of this proxy statement.

Employment & Change in Control Arrangements

Our executive officers have made Catalyst Health Solutions into the successful enterprise that it is today, and the Board of Directors believes it is important to provide severance benefits and incentive/retention compensation to them in the event of a change in control, as well as to align their interests with that of our shareholders. An important consideration in our ability to attract and retain key employees is minimizing the impact on our management team of the possible disruption associated with strategic opportunities. Messrs. Blair’s, Bates’, and Pearson’s, and Ms. Kramer’s agreements contain provisions involving termination of their employment—such as in the event of death or disability, voluntary resignation, or termination by us without cause or for good reason—as well as provisions relating to a change of control. The terms of Messrs. Blair’s, Bates’ and Pearson’s employment agreements are summarized above. For further information concerning potential payments upon termination of employment, including in connection with a change in control, please see “2011 Potential Post-Termination & Change in Control Benefits” below.

Messrs. Blair’s and Pearson’s agreements contain a provision concerning Section 304 of the Sarbanes-Oxley Act of 2002 involving the restatement of our financial information due to misconduct. The agreements require that if we are required to prepare an accounting restatement due to material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, Messrs. Blair, and Pearson, as applicable, will reimburse us for any bonus or other incentive-based or equity-based compensation received by them from us during the twelve-month period following the first public issuance or filing with the SEC, whichever occurs first, of the non-compliant financial document. In addition, Messrs. Blair and Pearson, as applicable, must reimburse us for any profits they realized from the sale of our securities during that twelve-month period. Mr. Blair’s employment agreement also contains a provision that subjects his compensation to any claw-back policies adopted by the Company to comply with applicable law or regulation.

Ms. Kramer became our interim Chief Financial Officer effective July 16, 2011. In connection with her appointment, Ms. Kramer entered into an employment agreement that provides for a 3-year term. There is no automatic extension of the employment agreement term and the employment agreement contains provisions involving termination of her employment, as well as provisions relating to a change in control of the Company. Ms. Kramer’s employment agreement provides for a base salary of $250,000. It also provides for a target incentive cash bonus award of 50% of her base salary. Pursuant to her employment agreement, Ms. Kramer received a restricted stock grant covering 16,000 shares of our common stock, which vests in four equal annual installments, with the first such installment vesting upon the date Mr. Pearson became our Chief Financial Officer. The employment agreement also contains provisions involving termination of her employment—such as in the event of death or disability, voluntary resignation, or termination by us without cause or for good reason—as well as provisions relating to a change of control. For further information concerning her potential payments upon termination of employment, including in connection with a change in control, please see “2011 Potential Post-Termination & Change in Control Benefits” below.

2012 Long Term Incentive Compensation Program

Beginning in 2012, the Compensation Committee has approved an updated long term incentive compensation program for the Chairman and Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Chief Human Resources Officer, and General Counsel. This program will consist of annual grants of restricted stock beginning in 2013 at amounts determined to be appropriate by the Committee. Half of each grant will vest ratably over a three-year period. The other half of such grant, or the Performance Shares, will be subject to increase or forfeiture based on the Company’s achievement of Total Shareholder Return, or TSR, and earnings per share, or EPS, growth metrics over the three-year period following the date of grant. The Performance Shares, if any, will vest on the last date of the three-year performance period ascribed thereto, and the achievement of the applicable TSR and EPS targets by the Company compared to peer group companies could result in a range of Performance Shares ultimately issued to the named executive officers ranging from 0% to 200% of the target grant. The Company has not issued any Performance Shares as of the date hereof.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

COMPENSATION COMMITTEE

DALE B. WOLF, CHAIRMAN

STEVEN B. EPSTEIN

DANIEL J. HOUSTON

MICHAEL R. MCDONNELL

KENNETH A. SAMET

2011 Summary Compensation Table

The following table sets forth, in summary form, compensation information for the years ended December 31, 2011, 2010, and 2009 for our Chief Executive Officer, our Chief Financial Officer and our other named executive officers.

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David T. Blair	2011	$795,000		(4)	$1,200,000	$11,569	$9,412,557
Chief Executive Officer	2/24/11		$2,694,600
	11/29/11		4,711,388
	2010	760,385	2,301,000		1,275,000	17,809	4,354,194
	2009	489,288	963,450		775,000	15,834	2,243,572

Richard A. Bates(5)	2011	489,808	1,122,750		631,125	9,715	2,253,398
President and Chief Operating Officer	2010	441,923	575,250		573,750	10,692	1,601,615
	2009	153,462	1,693,800		427,500	3,069	2,277,831

Deirdre Kramer(6)	2011	249,677	1,262,845		125,000	33,060	1,670,582
Former Interim Chief Financial Officer

Bruce F. Metge	2011	347,173	449,100		210,000	11,690	1,017,963
General Counsel & Corporate Secretary	2010	323,712	287,625		195,300	10,195	816,832
	2009	306,423	—		93,000	10,495	409,918

Timothy R. Pearson(7)	2011	145,385	1,657,200		315,000	—	2,117,585
Chief Financial Officer & Treasurer	2010	—	—		—	—	—
	2009	—	—		—	—	—

Hai V. Tran(8)	2011	191,699	—		—	—	191,699
Former Chief Financial Officer & Treasurer	2010	308,269	383,500		215,000	7,273	914,042
	2009	291,596	—		115,000	7,273	413,869

(1)	Represents the aggregate grant date fair value of stock awards in the fiscal year, computed in accordance with FASB ASC Topic 718, Stock Compensation. For additional information, refer to the discussion under “Stockholders’ Equity” in note 10 to the consolidated financial statements filed in our annual report on Form 10-K for the year ended December 31, 2011. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The maximum possible value of the performance-based restricted stock award to Mr. Blair in November 2011 as of the grant date was $7,492,500.

(2)	Reflects cash bonuses paid based on the Compensation Committee’s evaluation of the executive’s performance for the relevant year.
(3)	The amounts shown in this column for 2011 are detailed below:

Name	Term Life Insurance and Long-term Disability Insurance Premiums	Company Contributions to 401(k) Plan	Other(a)	Total
David T. Blair	$8,069	$3,500	—	$11,569
Richard A. Bates	6,215	3,500	—	9,715
Deirdre Kramer	—	3,500	$29,560	33,060
Bruce F. Metge	8,190	3,500	—	11,690

(a)	Represents car benefit and $29,200 for child care reimbursements.

(4)	Amount reflects the aggregate grant date fair values of two separate awards of restricted stock made to Mr. Blair in 2011. In February 2011, Mr. Blair was awarded a total of 60,000 shares of time-based restricted stock which are eligible to vest in four equal annual installments beginning on February 24, 2012. In November 2011, Mr. Blair was awarded 150,000 shares of performance-based restricted stock with a target vesting amount of 75,000 shares and a potential award range of 0-200% of target. These performance-based restricted shares are eligible to cliff vest on December 31, 2014 based upon the achievement of performance goals related to total shareholder return, diluted earnings per share growth and management development over a three-year period beginning January 1, 2012. Please see our “2011 Grants of Plan-Based Awards” table below for additional information regarding these grants.
(5)	On August 3, 2009, Mr. Bates commenced employment with us as our Executive Vice President. Accordingly, Mr. Bates’ 2009 compensation reflects only the period from that date through December 31, 2009. On June 22, 2010, Mr. Bates was promoted to our President and Chief Operating Officer.
(6)

On June 1, 2011, Ms. Kramer, our Senior Vice President of Finance, was appointed to serve as interim Chief Financial Officer effective July 16, 2011. On August 22, 2011 Ms. Kramer no longer served as the Chief Financial Officer and resumed her position as Senior Vice President of Finance.

(7)	On July 19, 2011, Mr. Pearson commenced employment with us and became our Chief Financial Officer effective August 22, 2011. Accordingly, Mr. Pearson’s 2011 compensation reflects only the period from that date through December 31, 2011.
(8)	On June 1, 2011, Mr. Tran no longer served as the Chief Financial Officer. Mr. Tran terminated employment with the Company.

Employment Agreements

We currently have executed employment agreements with Messrs. Blair, Bates, and Pearson, and Ms. Kramer. The terms of these agreements are summarized above in the “Compensation Discussion and Analysis.”

The employment agreements provide our executives with certain payments and benefits upon termination of service, including a termination after a change in control. For more information regarding these potential payments, please see the “2011 Potential Post-Termination & Change in Control Benefits” section below. Messrs. Blair’s and Pearson’s agreements contain a provision requiring certain reimbursements by them in the event we are required to prepare an accounting restatement due to material non-compliance or as a result of misconduct with respect to our financial reporting obligations under the federal securities laws.

2011 Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards to our named executive officers during the year ended December 31, 2011. All awards were granted pursuant to the 2006 Stock Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David T. Blair		—	$795,000	$1,590,000	—	—	—	—		—
	2/24/11	—	—	—	—	—	—	60,000	(3)	$2,694,600
	11/29/11	—	—	—	—	75,000	150,000	—		4,711,388
Richard A. Bates		—	371,250	742,500	—	—	—	—		—
	2/24/11	—	—	—	—	—	—	25,000	(5)	1,122,750
Deidre Kramer		—	125,000	125,000	—	—	—	—		—
	2/24/11	—	—	—	—	—	—	3,000	(6)	134,730
	2/28/11	—	—	—	—	—	—	1,542	(7)	69,715
	7/22/11	—	—	—	—	—	—	16,000	(8)	1,058,400
Bruce F. Metge		—	105,000	210,000	—	—	—	—		—
	2/24/11	—	—	—	—	—	—	10,000	(9)	449,100
Timothy R. Pearson		—	315,000	630,000	—	—	—	—		—
	9/15/11	—	—	—	—	—	—	30,000	(10)	1,657,200
Hai V. Tran		—	—	—	—	—	—	—		—
	2/24/11	—	—	—	—	—	—	10,000	(11)	449,100

(1)	Amounts represent the threshold, target and maximum payouts under the annual bonus plan for 2011 and their respective employment agreements for Messrs. Blair, Bates, Metge, Pearson, Tran and Ms. Kramer.
(2)	Based on the aggregate grant date fair value of the restricted stock award as determined under FASB ASC Topic 718. Refer also to the discussion under “Stockholders’ Equity” in note 10 to the consolidated financial statements filed in our annual report on Form 10-K for the year ended December 31, 2011. No stock option awards were granted to our named executive officers during 2011. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	On February 24, 2011 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 60,000 shares of restricted stock. The shares vest in four equal, annual installments, with the first installment vesting on February 24, 2012.
(4)	On November 29, 2011 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 150,000 shares of performance-based restricted stock. The shares have a target vesting amount of 75,000 shares and a potential award range of 0-200% of target. The restricted shares are eligible to cliff vest on December 31, 2014 based upon the achievement of performance goals related to total shareholder return, diluted earnings per share growth and management development over a three-year period beginning January 1, 2012.
(5)	On February 24, 2011 pursuant to the 2006 Stock Incentive Plan, Mr. Bates was awarded a total of 25,000 shares of restricted stock. The shares vest in four equal, annual installments, with the first installment vesting on February 24, 2012.
(6)	On February 24, 2011 pursuant to the 2006 Stock Incentive Plan, Ms. Kramer was awarded a total of 3,000 shares of restricted stock. The shares vest in four equal, annual installments, with the first installment vesting on February 24, 2012
(7)	On February 28, 2011 pursuant to the 2006 Stock Incentive Plan, Ms. Kramer was awarded a total of 1,542 shares of restricted stock. The shares vested immediately upon issuance.
(8)	On July 22, 2011 pursuant to the 2006 Stock Incentive Plan, Mrs. Kramer was awarded a total of 16,000 shares of restricted stock. The shares vest in four equal, annual installments, with the first installment vesting on August 22, 2011.
(9)	On February 24, 2011 pursuant to the 2006 Stock Incentive Plan, Mr. Metge was awarded a total of 10,000 shares of restricted stock. The shares vest in four equal, annual installments, with the first installment vesting on February 24, 2012.
(10)	On September 15, 2011 pursuant to the 2006 Stock Incentive Plan, Mr. Pearson was awarded a total of 30,000 shares of restricted stock. The shares vest in four equal, annual installments, with the first installment vesting on September 15, 2012.
(11)	On February 24, 2011 pursuant to the 2006 Stock Incentive Plan, Mr. Tran was awarded a total of 10,000 shares of restricted stock. The shares vest in four equal, annual installments, with the first installment vesting on February 24, 2012. All unvested shares of restricted stock were forfeited by Mr. Tran as of the date of his separation.

2011 Outstanding Equity Awards

The following table provides information on all outstanding equity awards, consisting of stock options and restricted stock, held by our named executive officers as of December 31, 2011.

	Option Awards(1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
David T. Blair	108,000	$6.62	06/10/12	—		—	—		—
	—	—	—	10,000	(3)	$520,000	—		—
	—	—	—	10,000	(3)	520,000	—		—
	—	—	—	22,500	(4)	1,170,000	—		—
	—	—	—	45,000	(5)	2,340,000	—		—
	—	—	—	60,000	(6)	3,120,000	—		—
	—	—	—	—		—	150,000	(7)	$7,800,000
Richard A. Bates	—	—	—	30,000	(8)	1,560,000	—		—
	—	—	—	11,250	(9)	585,000	—		—
	—	—	—	25,000	(10)	1,300,000	—		—
							—		—
Deidre Kramer	—	—	—	500	(11)	26,000	—		—
	—	—	—	2,000	(12)	104,000	—		—
	—	—	—	2,250	(13)	117,000	—		—
	—	—	—	2,250	(14)	117,000	—		—
	—	—	—	3,000	(15)	156,000	—		—
	—	—	—	12,000	(16)	624,000	—		—
Bruce F. Metge	—	—	—	2,500	(17)	130,000	—		—
	—	—	—	5,625	(18)	292,500	—		—
	—	—	—	10,000	(19)	520,000	—		—
Timothy R. Pearson	—	—	—	30,000	(20)	1,560,000	—		—
Hai V. Tran	—	—	—	—	(21)	—	—		—

(1)	All outstanding stock options are vested and exercisable.
(2)	Based upon the closing price of our common stock of $52.00 as traded on The Nasdaq Global Select Market on December 31, 2011.
(3)	On February 28, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 80,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 28, 2009, of which 40,000 shares were awarded pursuant to his employment agreement dated February 28, 2008, and 40,000 shares were awarded based on his 2007 performance.
(4)	On February 26, 2009 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 45,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 26, 2010.
(5)	On February 25, 2010 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 60,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 25, 2011.
(6)	On February 24, 2011 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 60,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 24, 2012.
(7)	On November 29, 2011 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 150,000 shares of performance-based restricted stock. The shares have a target vesting amount of 75,000 shares and a potential award range of 0-200% of target. The restricted shares are eligible to cliff vest on December 31, 2014 based upon the achievement of performance goals related to total shareholder return, diluted earnings per share growth and management development over a three-year period beginning January 1, 2012.
(8)	On September 10, 2009 pursuant to the 2006 Equity Incentive Plan, Mr. Bates was awarded a total of 60,000 shares of restricted stock that are scheduled to vest in four equal, annual installments with, the first installment vesting on September 10, 2010.
(9)	On February 24, 2010 pursuant to the 2006 Equity Incentive Plan, Mr. Bates was awarded a total of 15,000 shares of restricted stock that are scheduled to vest in four equal, annual installments with, the first installment vesting on February 25, 2011.
(10)	On February 24, 2011 pursuant to the 2006 Stock Incentive Plan, Mr. Bates was awarded a total of 25,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 24, 2012.
(11)	On February 28, 2008 pursuant to the 2006 Stock Incentive Plan, Ms. Kramer was awarded a total of 2,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 28, 2009.

(12)	On February 26, 2009 pursuant to the 2006 Stock Incentive Plan, Ms. Kramer was awarded a total of 4,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 26, 2010.
(13)	On February 25, 2010 pursuant to the 2003 Stock Incentive Plan, Ms. Kramer was awarded a total of 3,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 25, 2011.
(14)	On September 10, 2010 pursuant to the 2003 Stock Incentive Plan, Ms. Kramer was awarded a total of 3,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on September 10, 2011.
(15)	On February 24, 2011 pursuant to the 2003 Stock Incentive Plan, Ms. Kramer was awarded a total of 3,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 24, 2012.
(16)	On July 22, 2011 pursuant to the 2006 Stock Incentive Plan, Ms. Kramer was awarded a total of 16,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on August 22, 2011.
(17)	On September 10, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Metge was awarded a total of 10,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on September 10, 2009.
(18)	On February 25, 2010 pursuant to the 2006 Stock Incentive Plan, Mr. Metge was awarded a total of 7,500 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 25, 2011.
(19)	On February 24, 2011 pursuant to the 2006 Stock Incentive Plan, Mr. Metge was awarded a total of 10,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 24, 2012.
(20)	On September 15, 2011 pursuant to the 2006 Stock Incentive Plan, Mr. Pearson was awarded a total of 30,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on September 15, 2012.
(21)	Mr. Tran was not employed with the Company as of December 31, 2011.

2011 Option Exercises & Stock Vested

The following table represents all stock option exercises and vesting of restricted stock during the year ended December 31, 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David T. Blair	211,500	$9,841,847	66,250	$3,002,500
Richard A. Bates	—	—	18,750	946,800
Deirdre Kramer	—	—	9,292	444,458
Bruce F. Metge	—	—	4,375	215,200
Hai V. Tran	—	—	8,750	473,675

(1)	Represents the fair market value in excess of the exercise price on the date of exercise for all options exercised in 2011.
(2)	Represents the value of vested restricted stock awards based on the closing price of our common stock as traded on The Nasdaq Global Select Market on the date of vesting.

2011 Potential Post-Termination & Change in Control Benefits

As described in our Compensation Discussion & Analysis, we maintain certain arrangements with our named executive officers that provide for termination benefits. The information below describes and quantifies compensation that would have become payable under our existing plans and arrangements if a named executive’s employment had terminated on December 31, 2011, given the named executive’s compensation level and, as applicable, based on the closing price of our common stock as traded on The Nasdaq Global Select Market on that date. These benefits are in addition to benefits generally made available to our salaried employees, such as accrued vacation and distributions from our tax-qualified plans.

We currently have employment agreements with Messrs. Blair, Bates, and Pearson and Ms. Kramer. The terms of these agreements are summarized above in the “Compensation Discussion and Analysis.” Upon a termination of employment without cause, resignation for good reason (which includes death or disability for Messrs. Bates and Pearson and Ms. Kramer), Messrs. Blair, Bates and Pearson and Ms. Kramer would be entitled to the following severance benefits, subject to their executing a general release of claims:

•

Mr. Blair would be entitled to (i) payment of two times the sum of his base salary and average annual incentive bonus for the preceding three years, payable in equal installments over the 24 month period following the date of his termination, (ii) payment of any earned but unpaid incentive bonus, (iii) accelerated vesting of all equity awards subject primarily to time-based vesting conditions that would have vested if Mr. Blair remained employed during the 12 month period following the date of his termination of employment and (iv) health care benefits at our expense for a period of 24 months following termination.

•

Mr. Bates would be entitled to (i) payment of two times his annual base salary, payable as salary continuation over a twelve month period, (ii) payment of any earned but unpaid incentive bonus, (iii) accelerated vesting of all outstanding equity awards that would have vested during the 12 months following his termination if he had remained employed with us during that period and (iv) health care benefits at our expense for a period of 12 months following termination.

•

Mr. Pearson would be entitled to (i) payment of two times his annual base salary, payable as salary continuation over a twelve month period, (ii) a pro rata portion of his target bonus for the year of termination, (iii) payment of any earned but unpaid incentive bonus, (iv) accelerated vesting of all outstanding equity awards that would have vested during the 12 months following his termination if he had remained employed with us during that period and (v) health care benefits at our expense for a period of 12 months following termination; provided that if the termination occurred within the first 12 months of his employment with us, other than in connection with a change in control, (A) the amount payable under the foregoing clause (i) would be 12 months of base salary, (B) he would not be entitled to the amount payable under the foregoing clause (ii) or clause (iii) and (C) he would be entitled to full accelerated vesting of the initial grant of restricted stock provided for in his agreement and all other equity awards would be forfeited.

•

Ms. Kramer would be entitled to (i) payment of one times annual base salary, payable as salary continuation over a twelve month period, (ii) payment of any earned but unpaid incentive bonus, (iii) accelerated vesting of all outstanding equity awards that would have vested during the 12 months following his termination if she had remained employed with us during that period and (iv) health care benefits at our expense for a period of 12 months following termination.

In the event of a change in control of the Company, as defined in the employment agreement, and subject to the executive officer’s continued employment with us on the date of a change in control, all equity awards held by the Messrs. Bates or Pearson or Ms. Kramer that relate to our common stock will fully vest immediately prior to the date of the change in control. If Messrs. Blair, Bates or Pearson or Ms. Kramer are terminated within 12 months following a change in control by the company without cause or if they resign for good reason, they would be entitled to following benefits, subject to their executing a general release of claims:

•

Mr. Blair would be entitled to the severance payments described for him above, except the amount in clause (i) would be paid in a lump sum. In addition, Mr. Blair would be entitled to full vesting of all time based restricted stock awards and all equity awards held by Mr. Blair that vest based on the attainment of performance goals would vest at target level.

•

Mr. Bates would be entitled to the severance payments described for him above, except the amount in clause (i) would be paid in a lump sum, and he would be entitled to an additional lump sum payment equal to two times his target bonus.

•

Mr. Pearson would be entitled to the severance payments described for him in clauses (i) – (v) above, except the amount in clause (i) would be paid in a lump sum, and he would be entitled to an additional lump sum payment equal to two times his target bonus.

•

Ms. Kramer would be entitled to the severance payments described for her above, except the amount in clause (i) would be paid in a lump sum, and she would be entitled to an additional lump sum payment equal to two times her target bonus.

All of the foregoing payments and benefits are subject to cut-back to the extent they would otherwise in connection with a change in control exceed the limits set forth in Section 280G of the Internal Revenue Code.

The following table shows payments to which our named executive officers would have been entitled as a result of an assumed termination employment effective as of December 31, 2011, depending upon the nature and circumstances of such termination. The value of accelerated equity and equity-based awards has been calculated based upon the per share price of our common stock on the Nasdaq Global Select Market on December 31, 2011 of $52.00.

Name	Voluntary Termination for Good Reason ($)	Termination Upon Death or Disability ($)(2)	Involuntary Termination Without Cause ($)	Termination Without Cause or For Good Reason Within 12 Months of Change in Control ($)(3)	Change in Control ($)(4)
David T. Blair(1)	$7,649,522	$4,426,189	$7,649,522	$16,034,522	—
Richard A. Bates(1)	2,941,719	2,941,719	2,941,719	3,684,219	$3,445,000
Deirdre Kramer(1)	796,938	796,938	796,938	1,046,938	1,144,000
Bruce F. Metge(1)	1,286,777	1,286,777	1,286,777	1,496,777	942,500
Timothy R. Pearson(1)	1,565,427	1,565,427	2,000,427	2,195,427	1,560,000
Hai V. Tran(5)	—	—	—	—	—

(1)	Pursuant to their employment agreements, named executive officers are subject to cut-back on payments, benefits and distributions to the extent payments in connection with a change in control would exceed the limits set forth in Section 280G of the Code. No effect is given in the table to such possible cut-back. The severance provisions in the employment agreement with Mr. Metge, who resigned his employment with the Company effective March 1, 2012, were substantially similar to those of Mr. Bates’ agreement.
(2)	For Messrs. Bates, Metge and Pearson and Ms. Kramer, the executive would be entitled to the same severance payments and benefits upon a termination due to death or disability as would have received in connection with a resignation for good reason. Upon Mr. Blair’s termination due to death or disability, he would be entitled to the same severance payments and benefits as would have been received in connection with a resignation for good reason excluding payment of two times the sum of his base salary and average annual incentive bonus for the preceding three years.
(3)	Assumes a change in control and termination of the executive’s employment effective as of December 31, 2011.
(4)	Assumes a change in control effective as of December 31, 2011. For Messrs. Bates, Metge and Pearson and Ms. Kramer, the amount shown reflects the value of full vesting of all equity awards held as of December 31, 2011. Mr. Blair is not entitled to any accelerated or additional compensation upon the occurrence of a change in control.
(5)	Effective July 15, 2011, Mr. Tran resigned from his employment with the Company. Mr. Tran did not receive any severance payments in connection with his termination of employment.

DIRECTOR COMPENSATION

Our directors are compensated through a combination of cash retainers and equity-based incentives. The level and mix of director compensation is revised by the Board of Directors, upon recommendation of the Compensation Committee, on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. Our review of directors’ compensation also considers the increased liability of directors at publicly-traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices.

We refer to “Qualifying Directors” as directors who were not employees, who did not have a beneficial interest in 10% or more of our common stock and who were not officers or employees of organizations that owned 10% or more of our common stock. Qualifying Directors are paid annual cash retainers for Board and committee service and are granted an award of restricted stock. These payments and awards constitute payment for all Board and committee meetings and responsibilities. Directors who were not Qualifying Directors received no compensation for service. However, all directors are reimbursed for reasonable travel and incidental expenses incurred in attending meetings and carrying out their duties as directors.

The following table provides information on the compensation paid to our directors during the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)	Stock Awards Outstanding at Year End (#)
William E. Brock	$76,000	$147,525	$223,525	3,500
Edward S. Civera(2)	200,000	147,525	347,525	—
Steven B. Epstein	82,000	147,525	229,525	3,500
Daniel J. Houston(3)	—	—	—	—
Michael R. McDonnell	92,000	147,525	239,525	3,500
Kenneth A. Samet	86,000	147,525	233,525	3,500
Dale B. Wolf	100,000	147,525	247,525	3,500

(1)	On June 1, 2011, each of the Qualifying Directors received an award of 2,500 shares of restricted stock pursuant to the 2006 Stock Incentive Plan. The amounts in this column represent the aggregate grant date fair value of stock awards in the fiscal year, computed in accordance with FASB ASC Topic 718. For additional information, refer to the discussion under “Stockholders’ Equity” in note 10 to the consolidated financial statements filed in our annual report on Form 10-K for the year ended December 31, 2011. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	On November 10, 2011, Edward Civera retired as Chairman of the Board of Directors and as Director of Catalyst Health Solutions, Inc.
(3)	Based on his employment with Principal Financial Group, Mr. Daniel Houston received no compensation for service as a director.

For 2011, Qualifying Directors, other than the Chairman of the Board, were paid in equal, quarterly installments, an annual retainer of $64,000 and an annual retainer fee for each Board committee on which they served. No additional fees were paid to directors for their attendance at Board and committee meetings. Mr. Civera, as Chairman of the Board, was paid a total annual retainer of $200,000, payable in equal, quarterly installments, for his service as Chairman and on any committees.

For the year 2012, we reviewed our director compensation program and determined that in light of the significant growth of the Company, the increasing complexity of the market in which the company operates, and the increasing amount of time necessary to fulfill the role of a director at a public company, the program needed to be brought current. After a review of current practices and compensation levels at comparable companies, we concluded that the basic form of the program is sound. The Company determined that the overall compensation levels needed to be adjusted upward, effective January 1, 2012, as follows:

2012 Director Compensation Adjustments

(quarterly)

	2011	2012
Annual Board Retainer	$16,000	$16,000
Audit Committee Chair Retainer	$4,500	$6,000
Audit Committee Member Retainer	$3,000	$3,500
Compensation Committee Chair Retainer	$4,000	$6,000
Compensation Committee Member Retainer	$2,500	$3,000
Ethics, Governance and Nominating Chair Retainer	$0	4,500
Ethics, Governance and Nominating Member Retainer	$2,000	$2,500
Chairman—Retainer No Other Fees	$50,000	$0
Lead Director	$0	$12,500
Annual Restricted Stock Grants (all directors)	2,500 (Shares)	2,500 (Shares)

The Board believes that, with these changes, the current director compensation program is appropriate for attracting and retaining qualified directors and aligning their interests with those of our shareholders.

Equity-Based Compensation

Historically, the primary form of equity compensation that we granted our directors consisted of stock options. We selected this form because of the favorable accounting and tax treatments and the near universal expectation by directors in our industry that they would receive stock options. The accounting treatment for stock options changed in 2006 as a result of Statement of FAS 123(R), now ASC Topic 718, making the accounting treatment of stock options less attractive. We assessed the desirability of granting shares of restricted stock and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution.

The granting of restricted shares in our directors’ base compensation is part of our overall long-term compensation strategy that emphasizes the alignment of the interests of our Board/management team with those of our shareholders. Beginning on June 1, 2007, Qualifying Directors were automatically granted restricted stock awards of 2,000 shares of common stock and on each June 1 thereafter pursuant to the 2006 Stock Incentive Plan. One-half of the shares vest on the following May 31st, and the other one-half vest on the second May 31st after the grant date. As of June 1, 2011 these annual restricted stock awards consist of 2,500 shares of common stock, with the same two-year vesting schedule. In the event of death or retirement of a director, or if the director ceases to serve as a director following a change in control, as defined in the Plan, then the vesting of the restricted stock awards would be accelerated. If a director’s service is terminated for any reason other than death, retirement or following a change of control, and he or she has not yet earned all or part of the award pursuant to his or her award agreement, then the award, to the extent not earned at the director’s termination date, is forfeited immediately upon his or her termination and he or she has no further rights to that award and the shares underlying that portion of the award that have not yet been earned and vested.

Up through and including 2005, Qualifying Directors were granted non-qualified stock options pursuant to the 2000 Directors’ Stock Option Program and the Amended & Restated 2000 Directors’ Stock Option Program. There were no outstanding options held by our Qualifying Directors as of December 31, 2011.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee provides independent review and oversight of the quality and integrity of our accounting and financial reporting processes and published financial statements, the system of internal controls that management and the Board of Directors have established, and the audit process.

The Committee met 9 times during 2011, including meetings with the Company’s management and independent registered public accounting firm, and, whenever appropriate, executive sessions with our independent registered public accounting firm without management.

The Committee has reviewed and discussed with our management and our independent registered public accounting firm the audited consolidated financial statements for the year ended December 31, 2011, which are included in our annual report on Form 10-K, and management’s assessment of the effectiveness of, and the independent registered public accounting firm’s evaluation of the effectiveness of, our internal control over financial reporting. The Committee also discussed with independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee received written disclosures and the letter from PricewaterhouseCoopers LLP as required by Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board, has considered the compatibility of non-audit services with auditors’ independence and has discussed with the independent accountant the independent accountant’s independence.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and expressing opinions on the conformity of the consolidated financial statements with generally accepted auditing principles and on the effectiveness of our internal controls over financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2011, for filing with the SEC. The Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the year ending December 31, 2012, and has recommended that the Board of Directors submit such selection to our shareholders for ratification.

AUDIT COMMITTEE

MICHAEL R. MCDONNELL, CHAIRMAN

WILLIAM E. BROCK

KENNETH A. SAMET

DALE B. WOLF

STOCK OWNERSHIP

The following table provides information as of March 31, 2012, derived from beneficial ownership reports filed with the SEC and furnished to us, and other information provided to us, about the shares of our common stock that may be considered to be owned beneficially, within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, by each beneficial owner of more than 5% of our outstanding common stock, by each of our directors or nominees for director, by each of our named executive officers in the executive compensation table, and by all of our directors and executive officers as a group. Unless otherwise indicated, the business address of such person is Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

Name	Total Shares (#)	Percent of Common Stock Outstanding
Principal Financial Group, Inc(1)	2,686,570	5.3%
FMR, LLC(2)	2,511,072	5.0%
Bates, Richard A.	95,792	*
Blair, David T.(3)	553,339	1.1%
Brock William E.	15,500	*
Epstein, Steven B.	6,500	*
Houston, Daniel J.(4)	—	—
Kramer, Deirdre(5)	23,100	*
McDonnell, Michael R.	6,000	*
Metge, Bruce	10,652	*
Pearson, Timothy R.	40,000	*
Samet, Kenneth A.	12,500	*
Tran, Hai	0	*
Wolf, Dale R.	12,500	*
All directors and executive officers as a group (12 persons)(4, 6)	775,883	1.5%

*	Less than 1% of outstanding shares.
(1)	As of March 31, 2012, the aggregate number of shares owned beneficially by the parent company, Principal Financial Group, Inc., was 2,686,570 with shared voting power as to 2,686,570 shares and shared dispositive power as to 2,686,570. The aggregate number of shares consists of 2,686,570 shares being held by its subsidiaries, Principal Financial Services, Inc. and Principal Life Insurance Company, with 2,602,500 shares being held by Principal Holding Company, LLC, and 84,070 shares being held by Principal Global Investors, Inc. In addition, Principal Financial Group, Inc., through other subsidiary investment entities, each in its capacity as an investment adviser may be deemed to be the indirect beneficial owner of our common stock through investments that those entities make from time to time. Daniel J. Houston, a director of Catalyst Health Solutions, is employed by Principal Financial Group or one of its affiliates. The business address for Mr. Houston is in care of Principal Financial Group, Inc., 711 High Street, Des Moines, Iowa 50392.
(2)	Pursuant to a Schedule 13G filed on February 14, 2012 by FMR LLC, the aggregate number of shares owned beneficially by FMR LLC as of December 31, 2011 was 2,511,072, with sole voting power as to 82,797 shares and sole dispositive power as to 2,511,072 shares. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(3)	Includes 54,000 shares of common stock which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $6.62.
(4)	Mr. Houston disclaims any beneficial ownership with respect to the shares beneficially owned by Principal Financial Group.
(5)	Includes 1,000 shares indirectly held by Ms. Kramer as custodian for her children.
(6)	Includes shares of common stock which may be acquired within sixty days upon the exercise of outstanding options. Directors and executive officers may hold shares in brokerage accounts which could be subjected to margin calls.

We encourage our executives to adopt a stock trading plan in accordance with the guidelines specified in Rule 10b5-1 of the Securities Exchange Act of 1934. The Rule 10b5-1 plan is designed to enable our executives to avoid any real or perceived conflict of interest in connection with the trading of our securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to the Company, or written representations that no forms were necessary, the Company believes that during the past fiscal year, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements.

TRANSACTIONS WITH RELATED PERSONS

It is our policy that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal shareholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee, without the participation of any member who may be involved in the transaction. In each case, the Audit Committee will consider whether the transaction is (i) fair and reasonable to us in light of all of the facts and circumstances it deems relevant and (ii) consistent with the provisions of our Code of Ethics & Conduct and the rules and regulations promulgated by the SEC and the Nasdaq Stock Market requirements governing related-person transactions.

In 2011, the Company charged $120,000 in rent under a sublease at its corporate offices at 800 King Farm Boulevard in Rockville, Maryland to two companies owned by Thomas L. Blair, the father of David T. Blair, our Chairman and Chief Executive Officer.

During the year 2011, the Company purchased miscellaneous services related to the Company’s employee benefits program from Principal Financial Group, Inc., who was a 5.3% shareholder of the Company as of December 31, 2011, and whose President, Daniel Houston, serves on the Board of Directors of the Company. The total value of the services provided in 2011 was $323,916.

Our Senior Vice President, Pharmacy Benefits & Administration, is the brother-in-law of our Chairman and Chief Executive Officer. During 2011, he was paid a salary of $248,054 and earned bonus and other compensation of $257,430.

MISCELLANEOUS

We will pay the cost of this proxy solicitation and reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to soliciting proxies by mail, our directors, officers and regular employees may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities. All costs of the solicitation of proxies will be borne by the Company.

The included glossy 2011 Annual Report and our annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC (which together comprise the Annual Report of the Company) is being mailed with this proxy statement to shareholders of record as of the close of business on April 9, 2012. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to our Corporate Secretary. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

If you and others who share your address own your shares in street name, your broker or other holder of record may be delivering only one proxy statement and annual report to multiple shareholders who share an address, unless we have received contrary instructions from the impacted shareholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Catalyst Health Solutions, Inc. 800 King Farm Boulevard, Suite 400, Rockville, Maryland 20850, Attention: Benjamin R. Preston, Corporate Secretary. Our phone number is (301) 548-2900. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future materials for your household, please contact the Company at the above address or phone number.

Copies of our annual report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2011, as filed with the SEC, will be furnished without charge to shareholders of record upon written request to the Corporate Secretary, Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

SHAREHOLDER PROPOSALS

Proposals for Inclusion in the 2013 Proxy Statement

Proposals that shareholders seek to have included in the proxy statement for our annual meeting of shareholders to be held in 2013 must be received by us no later than December 25, 2012. Any such proposals will be subject to the requirements of the proxy rules adopted by the SEC.

Other Shareholder Proposals for Consideration at the 2013 Annual Meeting of Shareholders

Our Bylaws provide an advance notice procedure for certain business to be brought before an annual meeting. In order for a shareholder to properly bring business before an annual meeting, the shareholder must deliver written notice to our Corporate Secretary at our principal executive offices not less than 90 days before the time originally fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the shareholder’s name and address, as it appears on our record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of our common stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board, the nominating shareholder must also provide all information regarding the nominee as required by Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

CATALYST HEALTH SOLUTIONS,INC. C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE

2ND FLOOR

BROOKLYN, NY 11219

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on June 3, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on June 3, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the

The Board of Directors recommends a vote

FOR the following: nominee(s) on the line below.

0 0 0

1. Election of Directors

Nominees

01 Steven B. Epstein 02 Michael R. McDonnell 03 Dale B. Wolf

The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal 0 0 0 year ending December 31, 2012.

3. To obtain approval by the shareholders, on an advisory basis, of the Company’s named executive officers compensation as 0 0 0 disclosed pursuant to Item 402 of Regulation S-K or any successor thereto (the “Say on Pay” Vote)

NOTE: If any other business is presented at the Annual Meeting, this proxy will be voted by the proxies in their best judgement. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

For address change/comments, mark here. 0 (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000142129_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

CATALYST HEALTH SOLUTIONS, INC. Annual Meeting of Shareholders June 4, 2012 9:00 A.M. Eastern Daylight Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) David T. Blair and Daniel J. Houston, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CATALYST HEALTH SOLUTIONS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 9:00 A.M. Eastern Daylight Time, June 4, 2012, at The Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000142129_2 R1.0.0.11699